AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NEWALLIANCE BANCSHARES, INC.

AND

NEWALLIANCE BANK

AND

WESTBANK CORPORATION

AND

WESTBANK

DATED AS OF

July 18, 2006

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER		1
ARTICLE I		2
CERTAIN DEFINITIONS		2
1.1	Certain Definitions	2
ARTICLE II		9
THE MERGER		9
2.1	The Merger	9
2.2	The Bank Merger	9
2.3	Effective Time	9
2.4	Certificate of Incorporation and Bylaws	9
2.5	Directors and Officers of Surviving Corporation	10
2.6	Directors and Officers of Surviving Bank	10
2.7	Additional Actions	10
2.8	Effects of the Merger	10
2.9	Possible Alternative Structures	10
ARTICLE III		11
CONVERSION OF SHARES AND OPTIONS		11
3.1	Exchange of Westbank Common Stock; Merger Consideration	11
3.2	Proration and Election Procedures	13
3.3	Procedures for Exchange of Westbank Common Stock	15
ARTICLE IV		17
REPRESENTATIONS AND WARRANTIES OF WESTBANK AND WB		17
4.1	Capital Structure	17
4.2	Organization, Standing and Authority of Westbank	18
4.3	Ownership of Westbank Subsidiaries	18
4.4	Organization, Standing and Authority of Westbank Subsidiaries	18
4.5	Authorized and Effective Agreement	19
4.6	Securities Documents and Regulatory Reports	20
4.7	Financial Statements	20
4.8	Material Adverse Change	21
4.9	Environmental Matters	21
4.10	Tax Matters	23
4.11	Legal Proceedings	25
4.12	Compliance with Laws	25
4.13	Certain Information	25
4.14	Employee Benefit Plans	26
4.15	Certain Contracts.	28
4.16	Brokers and Finders	30
4.17	Insurance	30
4.18	Properties	30
4.19	Labor	30
4.20	Certain Transactions	31
4.21	Fairness Opinion	31
4.22	Loan Portfolio	31
4.23	Required Vote; Inapplicability of Anti-takeover Statutes	32

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4.24	Material Interests of Certain Persons	32
4.25	Joint Ventures	33
4.26	Intellectual Property	33
4.27	Disclosures	33
ARTICLE V		33
REPRESENTATIONS AND WARRANTIES OF NEWALLIANCE AND NAB		33
5.1	Capital Structure	34
5.2	Organization, Standing and Authority of NewAlliance	34
5.3	Organization, Standing and Authority of NewAlliance Subsidiaries	34
5.4	Authorized and Effective Agreement	34
5.5	Regulatory Reports	36
5.6	Financial Statements	36
5.7	Material Adverse Change	37
5.8	Compliance with Laws	37
5.9	Brokers and Finders	38
5.10	Labor	38
5.11	Certain Transactions	38
5.12	Disclosures	38
5.13	Tax Matters	38
5.14	Legal Proceedings	39
5.15	NewAlliance Common Stock	40
5.16	Employee Benefit Plans	40
ARTICLE VI		41
COVENANTS OF WESTBANK AND WB		41
6.1	Conduct of Business	41
6.2	Current Information	46
6.3	Access to Properties and Records	46
6.4	Financial and Other Statements	47
6.5	Maintenance of Insurance	48
6.6	Disclosure Supplements	48
6.7	Consents and Approvals of Third Parties	48
6.8	Reasonable Best Efforts	48
6.9	Failure to Fulfill Conditions	48
6.10	Acquisition Proposals	48
6.11	Board of Directors and Committee Meetings	50
6.12	Reserves and Merger-Related Costs	50
6.13	Transaction Expenses of Westbank.	51
6.14	Certain Policies of Westbank	51
6.15	Amendments to Plans	51
6.16	Acceleration of Restricted Stock Awards	52
6.17	WB Severance Payments	52
ARTICLE VII		52
COVENANTS OF NEWALLIANCE AND NAB		52
7.1	Disclosure Supplements	52
7.2	Consents and Approvals of Third Parties	52
7.3	Reasonable Best Efforts	52
7.4	Failure to Fulfill Conditions	52

2

7.5	Employees and Employee Benefits	52
7.6	Directors and Officers Indemnification and Insurance	56
7.7	Conduct of Business	57
7.8	Financial and Other Statements	57
7.9	Current Information	58
7.10	Negative Covenants	58
7.11	Access to Properties and Records	59
7.12	Stock Listing	59
7.13	Stock and Cash Reserve	59
ARTICLE VIII		60
REGULATORY AND OTHER MATTERS		60
8.1	Westbank Special Meeting	60
8.2	Proxy Statement - Prospectus	60
8.3	Regulatory Approvals	61
8.4	Affiliates	62
8.5	Compliance with Anti-Trust Laws	62
8.6	Execution of Bank Merger Agreement	62
ARTICLE IX		62
CLOSING CONDITIONS		62
9.1	Conditions to Each Party's Obligations under this Agreement	62
9.2	Conditions to the Obligations of NewAlliance under this Agreement	64
9.3	Conditions to the Obligations of Westbank under this Agreement	64
ARTICLE X		65
THE CLOSING		65
10.1	Time and Place	65
10.2	Deliveries at the Closing	65
ARTICLE XI		66
TERMINATION, AMENDMENT AND WAIVER		66
11.1	Termination	66
11.2	Effect of Termination	68
11.3	Amendment, Extension and Waiver	69
ARTICLE XII		70
MISCELLANEOUS		70
12.1	Confidentiality	70
12.2	Public Announcements	70
12.3	Survival	70
12.4	Notices	70
12.5	Parties in Interest	71
12.6	Complete Agreement	71
12.7	Counterparts	71
12.8	Severability	71
12.9	Governing Law	72
12.10	Interpretation	72
12.11	Specific Performance	72
EXHIBIT A
FORM OF BANK MERGER AGREEMENT		A-1
EXHIBIT B

3

FORM OF VOTING AGREEMENT	B-1
EXHIBIT C
FORM OF TERMINATION, RELEASE AND NONCOMPETITION AGREEMENT	C-1
EXHIBIT D
FORM OF TERMINATION AND RELEASE AGREEMENT	D-1
EXHIBIT E
FORM OF AFFILIATES AGREEMENT	E-1
ANNEX I	1
Shareholder Agreement	1

4

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of July 18, 2006 is by and among NEWALLIANCE BANCSHARES, INC., a Delaware corporation ("NewAlliance"), NEWALLIANCE BANK, a Connecticut-chartered savings bank and wholly owned subsidiary of NewAlliance ("NAB"), WESTBANK CORPORATION, a Massachusetts corporation ("Westbank"), and WESTBANK, a Massachusetts-chartered bank and trust company and wholly-owned subsidiary of Westbank ("WB").

W I T N E S S E T H:

WHEREAS, the Boards of Directors of NewAlliance, NAB, Westbank and WB have determined that it is in the best interest of their respective companies and shareholders to consummate the business combination transactions provided for herein whereby, subject to the terms and conditions set forth herein:

Westbank will merge with and into NewAlliance, with NewAlliance being the surviving entity (the "Merger");

Prior to the consummation of the Merger, NAB and WB will enter into a merger agreement, in the form attached hereto as Exhibit A (the "Bank Merger Agreement") pursuant to which WB will merge with and into NAB, with NAB being the surviving entity (the "Bank Merger"), which Bank Merger shall be consummated immediately following the Merger;

WHEREAS, all of the directors and Gary L. Briggs, Executive Vice President, and John M. Lilly, Treasurer and Chief Financial Officer of Westbank have agreed, in their capacities as shareholders of Westbank, to vote their shares of Westbank Common Stock in favor of this Agreement pursuant to separate voting agreements entered into by and between each such director and NewAlliance prior to or on the date hereof in the form attached hereto as Exhibit B;

WHEREAS, it is the intention of the parties to this Agreement that the Merger be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g); and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the business combination transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings, unless the context otherwise requires (both here and throughout this Agreement, references to Articles and Sections refer to Articles and Sections of this Agreement).

"Acquisition Agreement" shall have the meaning set forth in Section 11.1.9 hereof.

"Acquisition Proposal" shall mean any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving Westbank or WB: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

"Acquisition Transaction" shall mean any of the following (other than the transactions contemplated hereunder) involving Westbank or any Westbank Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith.

"Affiliate" shall mean, with respect to a Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

"Bank Merger" shall have the meaning set forth in the Recitals hereto.

"Bank Merger Agreement" shall have the meaning set forth in the Recitals hereto.

"Bank Regulator" shall mean any federal or state banking regulator that regulates NAB or WB, or any of their respective holding companies or subsidiaries, as the case may be, including but not limited to the FDIC, the Department, the Division and the FRB.

"BHCA" shall mean Bank Holding Company Act of 1956, as amended.

"Board of Bank Incorporation" shall mean the Massachusetts Commissioner of Banks, the Massachusetts Commissioner of Revenue and the Treasurer of the Commonwealth of Massachusetts.

"Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Connecticut or the Commonwealth of Massachusetts are authorized or obligated to close.

"Cash Election Consideration" shall have the meaning set forth in Section 3.1.3 hereof.

"Cash Election Price" shall have the meaning set forth in Section 3.1.3 hereof.

"Certificate" shall mean certificates evidencing shares of Westbank Common Stock.

"CGS" shall mean the Connecticut General Statutes, as amended.

"Closing" shall have the meaning set forth in Section 2.3 hereof

"Closing Date" shall have the meaning set forth in Section 2.3 hereof.

"Code" shall have the meaning set forth in the Recitals hereto.

"Confidentiality Agreement" shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

"Connecticut Banking Law" shall mean the Banking Law of Connecticut, CGS §36a-1 et seq., as amended.

"Continuing Employee" shall have the meaning set forth in Section 7.5.2 hereof.

"DGCL" shall mean the Delaware General Corporation Law, as amended.

"Department" shall mean the Connecticut Department of Banking.

"Determination Date" shall mean the date on which the last required approval of a Governmental Entity is obtained with respect to the Merger, without regard to any requisite waiting period.

"DIF" shall mean Deposit Insurance Fund administered by the FDIC.

"Division" shall mean the Massachusetts Division of Banks.

"DOJ" shall mean the United States Department of Justice.

"Effective Date" shall mean the date on which the Effective Time occurs.

"Effective Time" shall mean the date and time specified pursuant to Section 2.3 hereof as the effective time of the Merger.

"Environmental Laws" means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order,

judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §1101, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq., the Connecticut Transfer Act, C.G.S. §22a-134, et seq.; Chapter 21E of the Massachusetts General Laws and all applicable comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect at or prior to the Effective Time.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Exchange Agent" shall mean American Stock Transfer and Trust Company or another reputable exchange agent designated by NewAlliance and reasonably acceptable to Westbank, which shall act as agent for NewAlliance in connection with the exchange procedures for converting Certificates and Options into the Merger Consideration.

"Exchange Fund" shall have the meaning set forth in Section 3.3.1 hereof.

"FDIA" shall mean the Federal Deposit Insurance Act, as amended.

"FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

"Fractional Share Consideration" shall have the meaning set forth in Section 3.1.5 hereof.

"FRB" shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

"GAAP" shall mean accounting principles generally accepted in the United States of America.

"Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

"Intellectual Property" shall have the meaning set forth in Section 4.26 hereof.

"Joint Venture" shall mean any limited partnership, joint venture, corporation, or venture capital investment.

"Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known, or reasonably should have been known, by the executive officers and directors of such Person (in the ordinary performance of their duties without additional inquiry specific to this Agreement), and includes any facts, matters or circumstances set forth in any written notice from any bank regulatory agencies or any other material written notice received by that Person.

"Loan Property" shall have the meaning set forth in Section 4.9.2 hereof.

"Massachusetts Banking Law" shall mean Massachusetts General Laws, Chapter 167, Chapters 167A through 167H, and Chapter 172, as amended.

"Massachusetts Division Advisory Board" shall have the meaning set forth in Section 2.6 hereof.

"Material Adverse Effect" shall mean, with respect to Westbank or NewAlliance, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Westbank and its Subsidiaries taken as a whole, or NewAlliance and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either Westbank, on the one hand, or NewAlliance, on the other hand, to consummate the transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks generally, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a party (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties hereto in consummating the transactions contemplated in this Agreement, (e) changes after the date of this Agreement in general economic or capital market conditions affecting banks or their holding companies or their market prices generally, and (f) changes or events after the date of this Agreement affecting the financial services industry generally and not specifically relating to Westbank or any of the Westbank Subsidiaries.

"Materials of Environmental Concern" shall mean petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and any other chemicals, materials or substances regulated at the Effective Time as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Laws.

"Maximum Premium Amount" shall have the meaning set forth in Section 7.6.1 hereof.

"Merger" shall have the meaning set forth in the Recitals hereto.

"Merger Consideration" shall mean the consideration paid by NewAlliance to holders of Westbank Common Stock under Section 3.1 hereof.

"Merger Registration Statement" shall have the meaning set forth in Section 8.2 hereto.

"NAB" shall mean NewAlliance Bank, a Connecticut-chartered stock savings bank with its principal offices located at 195 Church Street, New Haven, Connecticut 06510, and shall include the predecessor financial institution to NewAlliance Bank, namely, New Haven Savings Bank, a Connecticut-chartered mutual savings bank, which converted from mutual to stock form and changed its name to NewAlliance Bank, effective April 1, 2004.

"NASDAQ" shall mean the National Association of Securities Dealers Automatic Quotation System, f/k/a "National Market", and now known as "The NASDAQ Global Market."

"NewAlliance" shall mean NewAlliance Bancshares, Inc., a Delaware corporation with its principal office at 195 Church Street, New Haven, Connecticut 06510 which shall be the surviving corporation in the Merger.

"NewAlliance Amendment" shall have the meaning set forth in Section 6.10(b) hereof.

"NewAlliance Base Period Trading Price" of NewAlliance Common Stock shall mean the arithmetic mean of the daily closing sales prices per share of NewAlliance Common Stock reported on the NYSE Composite Transaction Tape (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source) for the twenty (20) consecutive NYSE trading days ending at the close of trading on the fifth trading date prior to the Determination Date.

"NewAlliance Common Stock" shall mean the common stock, par value $0.01 per share, of NewAlliance.

"NewAlliance DISCLOSURE SCHEDULE" shall mean a written, signed disclosure schedule delivered by NewAlliance specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

"NewAlliance Employee Plan(s)" shall mean all qualified pension or profit-sharing plans, any deferred compensation, non-qualified plan or arrangement, supplemental retirement, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of any of the employees or former employees or directors of NewAlliance or any NewAlliance Subsidiary, whether written or oral as in effect at the time of the execution of this Agreement.

"NewAlliance Financial Statements" shall mean the audited consolidated balance sheets (including related notes and schedules, if any) of NewAlliance as of December 31, 2005 and 2004; the consolidated statements of operations, changes in shareholders' equity and cash flows (including related notes and schedules, if any) of NewAlliance for each of the two (2) years ended 2005 and 2004 as filed by NewAlliance in its Securities Documents; the audited consolidated balance sheets (including related notes and schedules, if any) of NAB, then known as New Haven Savings Bank, for the year ended 2003 and the consolidated statements of operations, and changes in cash flows (including related notes and schedules, if any) of NAB, then known as New Haven Savings Bank, for the year ended 2003.

"NewAlliance Subsidiary" shall mean a Subsidiary controlled by NewAlliance.

"NYSE" shall mean the New York Stock Exchange, Inc.

"Option Consideration" shall have the meaning set forth in Section 3.1.4 hereof.

"Options" shall mean options to purchase shares of Westbank Common Stock granted pursuant to the Westbank Option Plans as set forth in Section 4.1 of the Westbank DISCLOSURE SCHEDULE.

"Participation Facility" shall have the meaning set forth in Section 4.9.2 hereof.

"PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

"PCAOB" shall mean the Public Company Accounting Oversight Board.

"Person" shall mean any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

"Proxy Statement-Prospectus" shall have the meaning set forth in Section 8.2.1 hereof.

"Rights" shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments that obligate an entity to issue or dispose of any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of its capital stock.

"SEC" shall mean the Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws, provided, however, that SEC Forms 3, 4, 5 and 144 and Schedules 13D and 13G shall not be deemed to be Securities Documents.

"Securities Laws" shall mean the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

"Severance Plan" shall have the meaning set forth in Section 7.5.4 hereof.

"Stock Conversion Number" shall have the meaning set forth in Section 3.2 hereof.

"Stock Election Price" shall have the meaning set forth in Section 3.1.2 hereof.

"Stock Election Consideration" shall have the meaning set forth in Section 3.1.2 hereof.

"Stock Merger Consideration" shall have the meaning set forth in Section 3.1.5 hereof.

"Subsidiary" shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

"Superior Proposal" shall have the meaning set forth in Section 6.10 hereof.

"Surviving Bank" shall mean NAB as the resulting institution of the Bank Merger.

"Surviving Corporation" shall have the meaning set forth in Section 2.1 hereof.

"Tax" shall have the meaning set forth in Section 4.10.5 hereof.

"Tax Return" shall have the meaning set forth in Section 4.10.5 hereof.

"Terminated Employees" shall have the meaning set forth in Section 6.17 hereof.

"Termination Date" shall mean May 1, 2007.

"WB" shall mean WB, a Massachusetts-chartered bank and trust company with its principal offices located at 225 Park Avenue, West Springfield, Massachusetts 01090-0149.

"Westbank" shall mean Westbank, a Massachusetts corporation with its principal office located at 225 Park Avenue, West Springfield, Massachusetts 01090-0149.

"Westbank Common Stock" shall mean the common stock, par value $2.00 per share, of Westbank.

"Westbank DISCLOSURE SCHEDULE" shall mean a written, signed disclosure schedule delivered by Westbank to NewAlliance specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

"Westbank Employee Plan(s)" shall mean all stock option, employee stock purchase, stock bonus and any other stock-based plans, qualified pension or profit-sharing plans, any deferred compensation, non-qualified plan or arrangement, (including employment, change of control or other severance agreements), supplemental retirement, consultant, bonus, retiree, medical or group insurance contract or any other material incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of any of the employees or former employees or directors of Westbank or any Westbank Subsidiary, whether written or oral as in effect at the time of the execution of this Agreement.

"Westbank Financial Statements" shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Westbank as of December 31, 2005, 2004 and 2003 and the consolidated statements of operations, changes in shareholders' equity and cash flows (including related notes and schedules, if any) of Westbank for each of the three (3) years ended 2005, 2004 and 2003 as filed by Westbank in its Securities Documents.

"Westbank Option Plans" shall mean the Westbank 1995 Directors Stock Incentive Plan, the Westbank 1996 Stock Incentive Plan and the Westbank 2006 Equity Incentive Plan.

"Westbank Shareholder Rights Agreement" shall mean the Westbank Amended and Restated Shareholder Rights Agreement dated as of November 19, 1997 by and between Westbank and State Street Bank and Trust Company, as Rights Agent.

"Westbank Stock Plan" shall mean the Westbank 2004 Recognition and Retention Plan and the Westbank 2006 Equity Incentive Plan.

"Westbank Subsidiary" shall mean a Subsidiary controlled by Westbank.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1 The Merger. As promptly as practicable following the satisfaction or waiver of the conditions to each party's respective obligations hereunder, and subject to the terms and conditions of this Agreement, at the Effective Time the Merger will be consummated by the merger of Westbank with and into NewAlliance, with NewAlliance as the surviving corporation (the "Surviving Corporation") in accordance with the provisions of the DGCL. At the Effective Time of the Merger, each share of Westbank Common Stock and each Option will be converted into the right to receive the Merger Consideration, as applicable, pursuant to the terms of Article III hereof. The parties agree that the target date for the Effective Time is January 2, 2007.

2.2 The Bank Merger. The Bank Merger shall be consummated immediately following the Merger.

2.3 Effective Time. The Merger shall be effected by the filing of a certificate of merger with the Delaware Office of the Secretary of State on the day of the closing ("Closing Date"), in accordance with the DGCL (the "Closing"). The "Effective Time" of the Merger shall be the close of business on the date that the certificate of merger as to the Merger is filed with the Delaware Office of the Secretary of State, or as otherwise stated in such certificate of merger, provided that the Effective Time shall not occur prior to January 1, 2007. NewAlliance and Westbank each will use reasonable best efforts to cause the Effective Time to occur on January 2, 2007.

2.4 Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of NewAlliance as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein and by applicable law.

2.5 Directors and Officers of Surviving Corporation. The directors of the Surviving Corporation immediately after the Effective Time shall be the directors of NewAlliance immediately prior to the Effective Time. The officers of NewAlliance immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time.

2.6 Directors and Officers of Surviving Bank. The directors of NAB immediately after the Effective Time shall be the directors of NAB immediately prior to the Effective Time. The officers of NAB immediately prior to the Effective Time, together with any additional officers of WB as the directors of NAB may appoint consistent with Massachusetts Banking Law, shall be the officers of NAB immediately after the Effective Time. NAB shall, effective as of the Effective Time, establish a Massachusetts Division Advisory Board (the “Massachusetts Division Advisory Board”), which shall operate pursuant to a written Charter consistent with this Section 2.6, and on or prior to the Closing Date, all of the directors of Westbank as of the date immediately prior to the Closing Date and the Treasurer and Chief Financial Officer of Westbank, John M. Lilly, shall be invited to serve as members of such Massachusetts Division Advisory Board until at least the first anniversary of the Closing Date. Massachusetts Division Advisory Board members will not perform policy making functions but will meet periodically to make recommendations to NAB's management concerning the operations of its Massachusetts operations. Each member of the Massachusetts Division Advisory Board shall receive an annual retainer of $12,000.

2.7 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation or the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation or the Surviving Bank, title to and possession of any property or right of Westbank (or WB) acquired or to be acquired by reason of, or as a result of, the Merger or Bank Merger, or (b) otherwise to carry out the purposes of this Agreement, Westbank, WB and their officers and directors shall be deemed to have granted to the Surviving Corporation and Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation or the Surviving Bank and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation and the Surviving Bank are fully authorized in the name of Westbank, WB or otherwise to take any and all such action.

2.8 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL with respect to NewAlliance and Westbank, and the Bank Merger shall have the effects set forth in Connecticut Banking Law with respect to NAB and WB.

2.9 Possible Alternative Structures. Prior to the Effective Time, NAB shall be entitled to revise the structure of the Merger and/or the Bank Merger described in Section 2.1 hereof and the Recitals hereto, provided that (i) there are no adverse federal or state income tax consequences to Westbank and its shareholders as a result of the modification; (ii) the consideration to be paid to the holders of Westbank Common Stock and Options under this

Agreement is not thereby changed in kind or reduced in amount; (iii) there are no adverse changes to the benefits and other arrangements provided to or on behalf of Westbank's directors, officers and other employees; and (iv) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or non-objection of any Governmental Entity or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled.

ARTICLE III

CONVERSION OF SHARES AND OPTIONS

3.1 Exchange of Westbank Common Stock; Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of NewAlliance, NAB, Westbank, WB or the holders of any of the shares of Westbank Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1 All shares of Westbank Common Stock held in the treasury of Westbank and each share of Westbank Common Stock owned by NewAlliance or any direct or indirect wholly owned subsidiary of NewAlliance or of Westbank immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.2 Each outstanding share of Westbank Common Stock that under the terms of Section 3.2 is to be converted into the right to receive shares of NewAlliance Common Stock (the "Stock Election Consideration") shall, subject to the provisions of Section 3.3 generally, be converted into and become the right to receive from NewAlliance that number of shares of NewAlliance Common Stock (the "Stock Election Price") determined by dividing $23.00 by the NewAlliance Base Period Trading Price, as may be adjusted as provided below, computed to four decimal places (the “Exchange Ratio”); provided, however, if the NewAlliance Base Period Trading Price shall be greater than $14.70, the Exchange Ratio shall be fixed at 1.5646; provided, further, however, that if the NewAlliance Base Period Trading Price is less than $13.30, then the Exchange Ratio shall be fixed at 1.7293.

3.1.3 Each outstanding share of Westbank Common Stock that under the terms of Section 3.2 is to be converted into the right to receive cash (the "Cash Election Consideration") shall, subject to the provisions of Section 3.1.7, be converted into the right to receive a cash payment of twenty-three ($23.00) dollars (the "Cash Election Price").

3.1.4. Each Option which remains issued and outstanding as of the Business Day immediately prior to the Effective Date shall, by virtue of the Merger and without regard to any future vesting date thereof, be cancelled and converted into the right to receive a cash payment from Westbank or WB on the Business Day immediately prior to the Effective Date in an amount determined by multiplying (i) the positive difference, if any, between the Cash Election Price and the exercise price of such Option for each share of Westbank Common Stock subject to such Option (the "Option Price") by (ii) the number of shares of Westbank Common Stock subject to such Option (this product shall be referred to as the "Option Consideration").

The payment of the Option Consideration, referred to in this Section 3.1.4, to each holder of an Option shall be made by Westbank or WB on the Business Day immediately prior to the Effective Date, subject to a review of the calculation by NewAlliance. Each of Westbank and WB shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then-outstanding Option with regard to the cancellation of such Option and the payment therefor in accordance with the terms of this Agreement. Westbank or WB shall make necessary tax withholdings from the Option Consideration, as they deem appropriate.

3.1.5 Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of NewAlliance Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to NewAlliance Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of NewAlliance. In lieu of the issuance of any such fractional share, NewAlliance shall pay to each former holder of Westbank Common Stock who otherwise would be entitled to receive a fractional share of NewAlliance Common Stock, an amount in cash determined by multiplying the Cash Election Price by the fraction of a share of NewAlliance Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.1.3 hereof (the "Fractional Share Consideration"). No interest will be paid on the cash that the holders of such fractional shares shall be entitled to receive upon such delivery. For purposes of determining any fractional share interest, all shares of Westbank Common Stock owned by a Westbank shareholder shall be combined so as to calculate the maximum number of whole shares of NewAlliance Common Stock issuable to such Westbank shareholder.

The Stock Election Consideration, the Cash Election Consideration and the Fractional Share Consideration shall be referred to as the "Stock Merger Consideration," and the Stock Merger Consideration and the Option Consideration are sometimes referred to collectively as the "Merger Consideration."

3.1.6 After the Effective Time, shares of Westbank Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1.6 be a right to receive the Merger Consideration.

3.1.7 Notwithstanding any other provision of this Agreement to the contrary, if either of the tax opinions referred to in Section 9.1.5 cannot be rendered because the counsel charged with providing either of such opinions reasonably determines that the Merger may not satisfy the continuity of interest requirements applicable to reorganizations under Section 368(a) of the Code, then NewAlliance shall reduce the aggregate number of Cash Election Shares, and thereby the aggregate Cash Election Consideration, by the minimum extent necessary to enable each of such tax opinions to be rendered, and correspondingly increase the aggregate number of shares of Westbank Common Stock to be converted into the Stock Election Price.

3.1.8 Each unvested restricted share of Westbank Common Stock granted under the Westbank Stock Plan which is outstanding immediately prior to the date the Westbank shareholders approve the transactions contemplated by this Agreement shall vest and become free of restrictions at the close of business on the day the Westbank shareholders approve the transactions contemplated by this Agreement or such earlier date as may be agreed to by NewAlliance or provided under the terms of the Westbank Stock Plan.

3.2 Proration and Election Procedures. The Parties acknowledge that for United States federal income tax purposes it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code. Consistent with that intent, notwithstanding any provision of this Agreement to the contrary, the aggregate Merger Consideration payable to all holders of Westbank Common Stock shall include such number of shares of NewAlliance Common Stock as is necessary in order that the aggregate number of shares of Westbank Common Stock exchanged through the Merger for shares of NewAlliance Common Stock is fifty percent (50%) of the total number of shares of Westbank Common Stock issued and outstanding immediately prior to the Effective Time (the "Stock Conversion Number"). Subject to the Stock Conversion Number, holders of Westbank Common Stock may elect to receive shares of NewAlliance Common Stock or the Cash Election Price in exchange for their shares of Westbank Common Stock in accordance with the following procedures.

3.2.1 An election form ("Election Form") will be sent by NewAlliance no later than fifteen (15) Business Days and no earlier than thirty (30) Business Days prior to the expected Effective Time (provided that it need not be sent until the approvals from the Bank Regulators as set forth in Section 8.3 have been obtained) to each holder of record of Westbank Common Stock permitting such holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to elect to receive, subject to the pro-ration procedures described in Section 3.2.2, (i) all NewAlliance Common Stock with respect to each share of such holder's Westbank Common Stock, as provided herein (the "Stock Election Shares"); (ii) all cash with respect to each share of such holder's Westbank Common Stock, as provided herein (the "Cash Election Shares") or (iii) a combination of Stock Merger Consideration consisting of a mixture of Stock Election Consideration and Cash Election Consideration with respect to each share of such holder's Westbank Common Stock, as provided herein. Any shares of Westbank Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made such an election by submission to the Exchange Agent on an effective, properly completed Election Form shall be deemed Non-Election Shares ("Non-Election Shares").

3.2.2 The term "Election Deadline", as used below, shall mean 5:00 p.m., Eastern time, on a date determined by NewAlliance, which date shall not be earlier than the fifteenth (15th) Business Day following but not including the date of mailing of the Election Form or such other date as NewAlliance and Westbank shall mutually agree upon, provided in any event, the Election Deadline shall be at or before the Effective Time. Any election to receive NewAlliance Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice is actually received, including by facsimile, by the Exchange Agent at or prior to the

Election Deadline. The Certificate or Certificates representing Westbank Common Stock relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made. The Exchange Agent shall promptly calculate the allocation, if any, among holders of Westbank Common Stock of rights to receive the Stock Election Price and the Cash Election Price as follows:

If the number of Stock Election Shares does not equal the Stock Conversion Number, then the Stock Election Shares and the Cash Election Shares will be converted into the right to receive NewAlliance Common Stock and cash in the following manner:

(a) If the aggregate number of Stock Election Shares (the "Stock Election Number") exceeds the Stock Conversion Number, then all Westbank Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Election Consideration; and

(b) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(i) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Election Consideration and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Election Consideration; or

(ii) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Election Consideration, and Cash Election Shares of each holder thereof shall be converted into the right to receive the Stock Election Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election

Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Election Consideration.

3.3 Procedures for Exchange of Westbank Common Stock.

3.3.1 NewAlliance to Make Merger Consideration Available. At or before the Effective Time, NewAlliance shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Westbank Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of NewAlliance Common Stock sufficient to pay the Stock Election Price and an estimated amount of cash sufficient to pay the aggregate Cash Election Consideration and the aggregate Fractional Share Consideration payable hereunder (such cash and certificates for shares of NewAlliance Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

3.3.2 Exchange of Certificates. No later than 3 Business Days after the Effective Time, NewAlliance shall take all steps necessary to cause the Exchange Agent to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for, as the case may be, certificates representing the shares of NewAlliance Common Stock, cash in respect of the Cash Election Price, and cash in respect of the Fractional Share Price. The letter of transmittal (which shall be subject to the reasonable approval of Westbank) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares (if any) of NewAlliance Common Stock to which such former holder of Westbank Common Stock shall have become entitled pursuant to the provisions of Section 3.1.2 hereof, (ii) a check representing that amount of cash (if any) to which such former holder of Westbank Common Stock shall have become entitled in respect of the Cash Election Price pursuant to the provisions of Section 3.1.3 hereof, and (iii) a check representing the amount of cash (if any) payable in respect of the Fractional Share Price, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 3.1.5, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares. Certificates surrendered for exchange by any person who is an "affiliate" of Westbank for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of NewAlliance Common Stock until NewAlliance has received the written agreement of such Person contemplated by Section 8.4 hereof.

3.3.3 Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Westbank Common Stock shall have no rights, after the Effective Time, with respect to such Westbank Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to NewAlliance Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with Section 3.3. After the surrender of a Certificate in accordance with Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of NewAlliance Common Stock represented by such Certificate.

3.3.4 Surrender by Person Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Stock Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5 Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of Westbank of the Westbank Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6 Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, NewAlliance shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to NewAlliance (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither NewAlliance nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by NewAlliance, the posting by such person of a bond in such amount as NewAlliance may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, NewAlliance or the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8 Withholding. NewAlliance or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Westbank Common Stock such amounts as

NewAlliance (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by NewAlliance or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Westbank Common Stock in respect of whom such deduction and withholding were made by NewAlliance or the Exchange Agent.

3.3.9 Reservation of Shares. Effective upon the date of this Agreement, NewAlliance shall reserve for issuance a sufficient number of shares of the NewAlliance Common Stock for the purpose of issuing shares of NewAlliance Common Stock to the Westbank shareholders in accordance with this Article III.

3.3.10 Listing of Additional Shares. Prior to the Effective Time, NewAlliance shall notify the NYSE of the additional shares of NewAlliance Common Stock to be issued by NewAlliance in exchange for the shares of Westbank Common Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
WESTBANK AND WB

Westbank and WB represent and warrant to NewAlliance and NAB that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Westbank DISCLOSURE SCHEDULE delivered by Westbank to NewAlliance on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, provided, however, that WB's representations and warranties made herein are limited to only representations and warranties with respect to WB.

4.1 Capital Structure. The authorized capital stock of Westbank consists of nine million shares of common stock, par value $2.00 per share, and one hundred thousand shares of preferred stock, par value $5.00 per share. As of the date of this Agreement, 4,817,714 shares of Westbank Common Stock are issued and outstanding and 32,298 shares of Westbank Common Stock are directly or indirectly held by Westbank as treasury stock. As of the date of this Agreement there are no shares of Westbank preferred stock issued or outstanding. All outstanding shares of Westbank Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Westbank Common Stock has been issued in violation of the preemptive rights of any Person. Except for (a) the Westbank Option Plans pursuant to which there are outstanding options to acquire 471,355 shares of Westbank Common Stock, (b) the Westbank Stock Plan pursuant to which 92,505 restricted shares of Westbank Common Stock have been granted, all of which are included in the 4,817,714 shares of Westbank Common Stock set forth above as issued and outstanding and (c) the Westbank Shareholder Rights Agreement, pursuant to which there are 4,817,714 Units (as defined in the Westbank Shareholder Rights Agreement) outstanding, a schedule as to all of which is set forth in Section 4.1 of the Westbank DISCLOSURE SCHEDULE, there are no Rights authorized, issued or outstanding with respect to or relating to the capital stock of Westbank.

4.2 Organization, Standing and Authority of Westbank. Westbank is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Westbank. Westbank is duly registered as a bank holding company under the BHCA. Westbank has heretofore delivered to NewAlliance and has included as Section 4.2 of the Westbank DISCLOSURE SCHEDULE true, complete and correct copies of the Articles of Organization and Bylaws of Westbank as in effect as of the date hereof.

4.3 Ownership of Westbank Subsidiaries. Set forth in Section 4.3 of the Westbank DISCLOSURE SCHEDULE is the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Westbank Subsidiary. Except for (a) capital stock of the Westbank Subsidiaries, (b) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, and (c) securities and other interests which are set forth in Section 4.3 of the Westbank DISCLOSURE SCHEDULE, Westbank does not own or have the right or obligation to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization, other than investment securities representing not more than five percent (5%) of the outstanding capital stock of any entity. The outstanding shares of capital stock or other ownership interests of each Westbank Subsidiary that are owned by Westbank or any Westbank Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are directly or indirectly owned by Westbank free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any Westbank Subsidiary and there are no agreements, understandings or commitments relating to the right of Westbank to vote or to dispose of such capital stock or other ownership interests.

4.4 Organization, Standing and Authority of Westbank Subsidiaries. Each Westbank Subsidiary is a banking organization, or corporation or partnership duly organized, validly existing and in good standing or legal existence, as appropriate, under the laws of the jurisdiction in which it is organized. Each Westbank Subsidiary (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Westbank. Westbank is authorized to own each Westbank Subsidiary under the BHCA. The deposit accounts of WB are insured by the FDIC through the DIF to the maximum extent permitted by the FDIA. WB has paid all premiums and assessments required by the FDIC. Westbank has heretofore delivered or made available to

NewAlliance and has included as Section 4.4 of the Westbank DISCLOSURE SCHEDULE true, complete and correct copies of the Articles of Organization and Bylaws of WB and each other Westbank Subsidiary as in effect as of the date hereof.

4.5 Authorized and Effective Agreement.

4.5.1 Each of Westbank and WB has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement, as applicable, and (subject to receipt of all necessary governmental approvals and the approval of Westbank's shareholders of this Agreement) to perform all of its obligations under this Agreement and the Bank Merger Agreement, as applicable. The execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Westbank and WB, except for the approval of this Agreement by Westbank's shareholders. This Agreement has been duly and validly executed and delivered by Westbank and WB and, assuming due authorization and execution by NewAlliance and NAB, constitutes the legal, valid and binding obligations of Westbank and WB, enforceable against Westbank and WB in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The Bank Merger Agreement, upon execution and delivery by WB, will have been duly and validly executed and delivered by WB and, assuming due authorization and execution by NAB, will constitute the legal, valid and binding obligation of WB, enforceable against WB in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

4.5.2 Neither the execution and delivery of this Agreement by Westbank or WB, the execution and delivery of the Bank Merger Agreement by WB, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Westbank and WB with any of the provisions hereof or thereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Organization or Bylaws of Westbank or the equivalent documents of any Westbank Subsidiary, (ii) except as set forth in Section 4.5.2(ii) of the Westbank DISCLOSURE SCHEDULE, violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Westbank or any Westbank Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Westbank or any Westbank Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Westbank or any Westbank Subsidiary.

4.5.3 Except as set forth in Section 4.5.3 of the Westbank DISCLOSURE SCHEDULE and except for (i) filings of applications, notices or other forms with, and consents, approvals or waivers by, the Federal Reserve Board, the Department, the FDIC, the Division, the Board of Bank Incorporation, the Connecticut Secretary of the State, the Delaware Secretary of State and the Secretary of the Commonwealth of Massachusetts; (ii) the filing and effectiveness of the Merger Registration Statement with the SEC; and (iii) the approval of this Agreement by the requisite vote of the shareholders of Westbank, no consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are necessary on the part of Westbank or WB in connection with the execution and delivery by Westbank and WB of this Agreement, the execution and delivery by WB of the Bank Merger Agreement, the consummation of the Merger by Westbank, and the consummation of the Bank Merger by WB.

4.5.4 As of the date hereof, neither Westbank nor WB has Knowledge of any reasons relating to Westbank or WB (including without limitation Community Reinvestment Act compliance) why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the Merger or the Bank Merger as shall be necessary for (i) consummation of the Merger and the Bank Merger, and (ii) the continuation by NewAlliance and NAB after the Effective Time of the business of Westbank and WB as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of Westbank, could have a Material Adverse Effect on the business of Westbank or WB or materially impair the value of Westbank and WB to NewAlliance or NAB.

4.6 Securities Documents and Regulatory Reports.

4.6.1 Except as set forth in Section 4.6.1 of the Westbank DISCLOSURE SCHEDULE, since December 31, 2002, Westbank has timely filed with the SEC and NASDAQ all Securities Documents required by the Securities Laws, and such Securities Documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Laws.

4.6.2 Since December 31, 2002, each of Westbank and WB has duly filed with the Bank Regulators in correct form the reports required to be filed under applicable laws and regulations and such reports, as the same may have been amended, were complete and accurate and in compliance with the requirements of applicable laws and regulations in all material respects. Except as set forth in Section 4.6.2 of the Westbank DISCLOSURE SCHEDULE, in connection with the most recent federal and state Bank Regulator examinations of Westbank and WB, neither Westbank nor WB was required to correct or change any action, procedure or proceeding which Westbank or WB believes has not been corrected or changed as required as of the date hereof.

4.7 Financial Statements.

4.7.1 Westbank has previously delivered or made available to NewAlliance complete and accurate copies of the Westbank Financial Statements. The Westbank Financial Statements have been prepared in accordance with GAAP (including related notes where applicable) and fairly present in each case in all material respects, the consolidated financial condition, results of operations, shareholders' equity and cash flows of Westbank for the respective periods or as of the respective dates set forth therein, except as indicated in the notes thereto or in the case of unaudited statements, as permitted by Form 10-Q.

4.7.2 Each of the Westbank Financial Statements referred to in Section 4.7.1 has been prepared in accordance with GAAP and, if applicable, the accounting pronouncements of the PCAOB, during the periods involved (except for the absence of footnotes and customary year-end adjustments in the case of unaudited interim Westbank Financial Statements). To Westbank's Knowledge, the audits of Westbank and Westbank Subsidiaries have been conducted in accordance with generally accepted auditing standards. The books and records of Westbank and the Westbank Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Westbank and its Subsidiaries. The minute books of Westbank and each Westbank Subsidiary contain complete and accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including all committees for which minutes are customarily kept) authorized at such meetings held or taken since December 31, 2002 through the date of this Agreement.

4.7.3 Except (i) as set forth in Section 4.7.3(i) of the Westbank DISCLOSURE SCHEDULE, (ii) as reflected, disclosed or provided for in the Westbank Financial Statements as of December 31, 2005, 2004 and 2003 (including related notes), (iii) for liabilities incurred since December 31, 2005 in the ordinary course of business and (iv) for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither Westbank nor any Westbank Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of Westbank on a consolidated basis that would be required in accordance with GAAP to be reflected on an audited consolidated balance sheet of Westbank or the notes thereto.

4.8 Material Adverse Change. Since December 31, 2005 to the date hereof (i) Westbank and each Westbank Subsidiary has conducted its respective business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement, and excluding the transactions contemplated hereby), and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Westbank.

4.9 Environmental Matters.

4.9.1 Except as set forth in Section 4.9.1 of the Westbank DISCLOSURE SCHEDULE, with respect to Westbank and each Westbank Subsidiary:

(a) To Westbank's Knowledge, each of Westbank and the Westbank Subsidiaries, the Participation Facilities and the Loan Properties are, and for the past five (5) years have been, in full compliance with, and are not in violation of or liable under, any Environmental Laws;

(b) Westbank has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Westbank's Knowledge, there is no such action threatened, and there is no basis to expect any action before any court, governmental agency or other forum against it or any of the Westbank Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, and liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Materials of

Environmental Concern (as defined herein), whether or not occurring at or on a site currently or formerly owned, leased or operated by it or any of the Westbank Subsidiaries or any Participation Facility or (z) with respect to any property at or to which Materials of Environmental Concern were generated, manufactured, refined, transported, transferred, imported, used, disposed, treated, or processed by Westbank or any Westbank Subsidiary or any Participation Facility or from which Materials of Environmental Concern have been transported, treated, stored, handled, transferred, disposed, recycled, or received;

(c) Westbank has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Westbank's Knowledge, no such action is threatened, and to Westbank's Knowledge there is no basis to expect any action before any court, governmental agency or other forum relating to or against any Loan Property (or Westbank or any of the Westbank Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, and liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern;

(d) To Westbank's Knowledge, the real properties, leasehold or other interest in real property currently or formerly owned or operated by Westbank or any Westbank Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law;

(e) Neither Westbank nor any Westbank Subsidiary has received (and to Westbank's knowledge there is no reasonable basis to expect) any written notice, demand, letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(f) To Westbank's Knowledge, there are no underground storage tanks on, in or under any properties currently or formerly owned or operated by Westbank or any of the Westbank Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties currently owned or operated by Westbank or any of the Westbank Subsidiaries or any Participation Facility, and all underground storage tanks previously existing on any such properties located in Massachusetts have been removed in accordance with the Massachusetts Contingency Plan; and

(g) To Westbank's Knowledge during the period of (s) Westbank's or any of the Westbank Subsidiaries' ownership or operation of any of their respective currently owned or operated properties or (t) Westbank's or any of the Westbank Subsidiaries' participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties, other than in amounts permitted under Environmental Law. To Westbank's Knowledge, prior to the period of (x) Westbank's or any of the Westbank Subsidiaries' ownership or operation of any of their respective currently owned or operated properties or (y) Westbank's or any of Westbank Subsidiaries' participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties, other than in amounts permitted under Environmental Law.

4.9.2 "Loan Property" means any property in which the applicable party (or a Subsidiary of it) currently holds a direct security interest or has held a direct security interest within the past five (5) years. "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) currently participates or formerly participated in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.9.3 Except as set forth in Section 4.9.3 of the Westbank DISCLOSURE SCHEDULE, Westbank does not possess and has not conducted or arranged for the conduct of any environmental studies, reports, analyses, tests or monitoring during the past five (5) years (other than so-called "Phase I Environmental Site Assessments" and/or "Phase II Environmental Site Assessments" which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties currently or formerly owned or leased by Westbank or any Westbank Subsidiary or any Participation Facility. Westbank has delivered to NAB true and complete copies and results of any and all such schedules, reports, analyses, tests or monitoring in its possession.

4.9.4 Except as set forth in Section 4.9.4 of the Westbank DISCLOSURE SCHEDULE, no real property located in Connecticut and currently or formerly owned or leased by Westbank or any Westbank Subsidiary, and, to Westbank's Knowledge, no Loan Property located in Connecticut and no Participation Facility located in Connecticut meets the statutory criteria of an "Establishment" as such term is defined pursuant to the Connecticut Transfer Act, CGS Section 22a-134 et seq. No condition exists at any real property located in Connecticut and currently or formerly owned or leased by Westbank or any Westbank Subsidiary, or, to Westbank's Knowledge any Loan Property located in Connecticut or any Participation Facility located in Connecticut that would require investigation, remediation, or post-remediation or natural attenuation monitoring under the Connecticut Department of Environmental Protection's Remediation Standard Regulations, Regulations of Connecticut State Agencies Sections 22a-133k-1 et seq.

4.10 Tax Matters.

4.10.1 Westbank and each Westbank Subsidiary has duly filed all Tax Returns required by applicable law to be filed by them in respect of all applicable Taxes required to be paid through the date hereof and will timely file any such Tax Returns required to be filed prior to the Effective Time with respect to Taxes required to be paid through the Effective Time. Westbank and each Westbank Subsidiary have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all Taxes for any subsequent periods ending on or prior to the Effective Time. Neither Westbank nor any Westbank Subsidiary will have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established other than

Taxes being contested in good faith as described in Section 4.10.1 of the Westbank DISCLOSURE SCHEDULE. Except as further set forth in Section 4.10.1 of the Westbank DISCLOSURE SCHEDULE, as of the date hereof, no audit, examination or deficiency or refund litigation with respect to any Tax Returns filed by Westbank or any Westbank Subsidiary is pending or, to Westbank's Knowledge, threatened and to Westbank's Knowledge, there is no basis for any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed.

4.10.2 Westbank and each Westbank Subsidiary has withheld and paid all Taxes required to be paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

4.10.3 Except as set forth in Section 4.10.3 of the Westbank DISCLOSURE SCHEDULE, all Tax Returns filed by Westbank and its Subsidiaries are complete and accurate. Neither Westbank nor any Westbank Subsidiary is delinquent in the payment of any Tax, assessment or governmental charge, or has requested any extension of time within which to file any Tax Returns in respect of any fiscal year or portion thereof which have not since been filed. Except as set forth in Section 4.10.3 of the Westbank DISCLOSURE SCHEDULE, there is no pending Tax audit examination, Tax deficiency assessment or Tax or governmental charges investigation with respect to Westbank or any Westbank Subsidiary, and there are no deficiencies for any Tax, assessment or governmental charge that, to Westbank's Knowledge, have been proposed, asserted or assessed (tentatively or otherwise) against Westbank or any Westbank Subsidiary as a result of any Tax audit examination, Tax deficiency assessment, or Tax or governmental charges investigation which have not been settled and paid. There are currently no agreements in effect with respect to Westbank or any Westbank Subsidiary to extend the period of limitations for the assessment or collection of any Tax and no power of attorney has been granted by Westbank and its Subsidiaries with respect to any Tax matter currently in force.

4.10.4 Except as set forth in Section 4.10.4 of the Westbank DISCLOSURE SCHEDULE, neither Westbank nor any Westbank Subsidiary (i) is a party to any agreement providing for the allocation or sharing of Taxes (other than a Tax allocation agreement between Westbank and WB), or (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Westbank or any Westbank Subsidiary (nor does Westbank have any Knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method).

4.10.5 As used in this Agreement, "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, highway, estimated or other tax of any kind whatsoever, including any interest, penalties or addition thereto, whether disputed or not, imposed by any government or quasi-government authority; and "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

4.11 Legal Proceedings. Except as set forth in Section 4.11 of the Westbank DISCLOSURE SCHEDULE, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the Knowledge of Westbank or any Westbank Subsidiary, threatened against Westbank or any Westbank Subsidiary or against any asset, interest or right of Westbank or any Westbank Subsidiary, or against any officer, director or employee of any of them, and neither Westbank nor any Westbank Subsidiary is a party to any unsatisfied order, judgment or decree.

4.12 Compliance with Laws.

4.12.1 Each of Westbank and the Westbank Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business in all material respects as it is currently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of Westbank, no suspension or cancellation of any of the same is threatened.

4.12.2 Except as set forth in Section 4.12.2, or 4.9 as to Environmental Laws, of the Westbank DISCLOSURE SCHEDULE, neither Westbank nor any Westbank Subsidiary is in violation of its respective Articles of Organization, Charter or other chartering instrument or Bylaws, has received written notice of any material uncured violation of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), municipal securities, insurance, safety, health, Environmental Law, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or is in default with respect to any order, writ, injunction or decree of any court, or is in default under any order, license, regulation or demand of any governmental agency and, to the Knowledge of Westbank, Westbank along with its executive officers and directors is not in violation of any Securities Laws; and neither Westbank nor any Westbank Subsidiary has received any written notice or communication from any federal, state or local governmental authority asserting that Westbank or any Westbank Subsidiary is in violation of any of the foregoing, which violation has not been corrected on a prospective basis in all respects. Neither Westbank nor any Westbank Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks or holding companies), and none of them has received any written communication requesting that it enter into any of the foregoing, except as set forth in Section 4.12.2 of the Westbank DISCLOSURE SCHEDULE. Since December 31, 2002, no regulatory agency has initiated or continued any proceeding or, to the Knowledge of Westbank, investigation into the business or operations of Westbank, or any Westbank Subsidiary. Westbank has not received any objection from any regulatory agency to Westbank's response to any violation, criticism or exception with respect to any report or statement relating to any examination of Westbank or any of the Westbank Subsidiaries.

4.13 Certain Information. None of the information supplied by Westbank, any Westbank Subsidiary or their agents or representatives relating to Westbank and its Subsidiaries for the purpose of being included or incorporated by reference in the Proxy Statement-Prospectus, as of the date(s) such Proxy Statement-Prospectus is mailed to shareholders of Westbank, and up to and including the date of the meeting of shareholders to which such Proxy Statement-Prospectus relates, will contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify the information as of the earlier date.

4.14 Employee Benefit Plans.

4.14.1 Westbank has set forth in Section 4.14.1 of the Westbank DISCLOSURE SCHEDULE all Westbank Employee Plans, and Westbank has previously furnished or made available to NewAlliance accurate and complete copies of the same together with (i) the actuarial and audited financial reports prepared with respect to any qualified plans for the last three (3) plan years, (ii) the annual reports filed with any governmental agency for any qualified plans for the last three (3) plan years, (iii) the Summary Annual Report provided to Participants for the last three (3) plan years; and (iv) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

4.14.2 None of Westbank, any Westbank Subsidiary, any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained by any of them and intended to be qualified under Section 401 of the Code or, to Westbank's Knowledge, any fiduciary of such plan has incurred any liability to the PBCG (except for premiums payable in the ordinary course) or the Internal Revenue Service with respect to any employee pension plan of Westbank or any Westbank Subsidiary. In the last five (5) years, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such employee pension benefit plan, other than the transactions contemplated by this Agreement or events notice of which has been waived by regulations under Section 4043 of ERISA.

4.14.3 Except as set forth in Section 4.14.3 of the Westbank DISCLOSURE SCHEDULE: (a) neither Westbank nor any Westbank Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA); (b) no liability under Title IV of ERISA has been incurred by Westbank or any Westbank Subsidiary with respect to any Westbank Employee Plan which is subject to Title IV of ERISA, or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA and which is subject to Title IV of ERISA) ("Westbank Defined Benefit Plan") currently or formerly maintained by Westbank or any entity which is considered an affiliated employer with Westbank under Section 4001(b) (1) of ERISA or Section 414 of the Code (an "ERISA Affiliate") since the effective date of ERISA that has not been satisfied in full to the extent required by ERISA from time to time; (c) no Westbank Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; (d) the fair market value of the assets of each Westbank Defined Benefit Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a) (16) of ERISA) under such Westbank Defined Benefit Plan as of the end of the most recent plan year with respect to the respective Westbank Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Westbank

Defined Benefit Plan as of the date hereof; (e) neither Westbank nor any ERISA Affiliate has provided, or is required to provide, security to any Westbank Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a) (29) of the Code; (f) neither Westbank nor any ERISA Affiliate has contributed to any "multi-employer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980; (g) neither Westbank, nor any ERISA Affiliate, nor any Westbank Employee Plan, including any Westbank Defined Benefit Plan, nor any trust created thereunder has engaged in a transaction in connection with which Westbank, any ERISA Affiliate, and any Westbank Employee Plan, including any Westbank Defined Benefit Plan, any such trust or any trustee or administrator thereof, is subject to either a material civil liability or penalty pursuant to Section 409, 502(i) or 502(1) of ERISA or a material tax imposed pursuant to Chapter 43 of the Code.

4.14.4 A favorable determination letter has been issued by the Internal Revenue Service, with respect to each Westbank Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) which is intended to qualify under Section 401 of the Code (a "Westbank Pension Plan"), to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of Westbank's Knowledge, is threatened to be revoked, and Westbank does not know of any ground on which such revocation may be based. Except as set forth in Section 4.14.4 of the Westbank DISCLOSURE SCHEDULE, neither Westbank nor any Westbank Subsidiary has any current liability under any such plan that was required to be reflected as a liability on the Financial Statements as of December 31, 2005 under GAAP, which was not reflected on the consolidated statement of financial condition of Westbank at December 31, 2005 included in the Westbank Financial Statements. All contributions required to be made under the terms of any such plan have been made on a timely basis in all material respects.

4.14.5 Except as specifically identified in Section 4.14.5 of the Westbank DISCLOSURE SCHEDULE, neither Westbank nor any Westbank Subsidiary has any obligations for post-retirement or post-employment benefits (including but not limited to health, life or disability insurance for retirees) under any Westbank Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state law, the cost of which is borne by the insured individual. Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Westbank Employee Plan or ERISA except where the failure to make such payment or accrual would not result in a Material Adverse Effect to Westbank.

4.14.6 The Westbank Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code (including without limitation, Section 409A thereof to the extent applicable), all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

4.14.7 There are no pending or, to the Knowledge of Westbank, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Westbank Employee Plans or any trust related thereto or any fiduciary thereof.

4.14.8 Section 4.14.8 of the Westbank DISCLOSURE SCHEDULE sets forth (i) the maximum amount that could be paid to each executive officer and director of Westbank or any Westbank Subsidiary as a result of the transactions contemplated by this Agreement under all non-tax-qualified Westbank Employee Plans currently in effect, other than those agreements superceded by the Termination and Release Agreements being entered into pursuant to Section 7.5.7 hereof; and (ii) the "base amount" (as such term is defined in Section 280G(b)(3) of the Code) for each individual covered by an employment or change of control agreement or who may otherwise have excess parachute payments under Section 280G of the Code, calculated as of December 31, 2006 based on compensation through December 31, 2005 and estimated compensation for 2006 for each such individual who it is estimated at the time of Closing will be a "disqualified individual" within the meaning of Final Treasury Regulation Section 1.280G-1, Q&A 15 to 21.

4.14.9 Except as set forth in Section 4.14.9 of the Westbank DISCLOSURE SCHEDULE, with respect to any Westbank Employee Plan which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1) (a "Westbank Welfare Plan"): (i) each such Westbank Welfare Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject Westbank to a material tax under Code Section 4976(a); (iii) each Westbank Welfare Plan which is a group health plan (as such term is defined in Code Sections 5000(b)(1)) is in material compliance with the applicable requirements of Code Section 4980B; and (iv) each such Westbank Welfare Plan (including any such plan covering former employees of Westbank or any Westbank Subsidiary) may be amended or terminated by Westbank or NAB or NewAlliance on or at any time after the Effective Date without incurring liability to participants in such Plan thereunder except as required to satisfy the terms of the Plan.

4.14.10 All of the life insurance policies owned by Westbank or WB on the lives of the directors and employees of Westbank or WB, including those policies held by rabbi trusts, may be surrendered or otherwise terminated by NewAlliance following the Effective Time, except as disclosed on Section 4.14.10 of the Westbank DISCLOSURE SCHEDULE.

4.14.11 With respect to those directors with a supplemental retirement plan agreement who have reached normal retirement age and who continue to serve as of the date of this Agreement, such directors shall be deemed to have a "Termination of Service" as defined in their agreement upon completion of the Merger and shall be entitled to receive the retirement benefits specified in paragraph III(A) of such agreements.

4.15 Certain Contracts.

4.15.1 Except for this Agreement, and those agreements and other documents which have been filed as exhibits to Westbank's Securities Documents or set forth in Section 4.15.1 of the Westbank DISCLOSURE SCHEDULE, neither Westbank nor any Westbank

Subsidiary is a party to, bound by or subject to (i) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K; (ii) any collective bargaining agreement with any labor union relating to employees of Westbank or any Westbank Subsidiary; (iii) any agreement which by its terms limits the payment of dividends by Westbank or WB; (iv) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease, purchase, guaranty or otherwise, in respect of which Westbank or any Westbank Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank of Boston advances, bankers' acceptances, and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contain financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Westbank or any Westbank Subsidiary; (v) any contract (other than this Agreement) limiting the freedom, in any material respect, of Westbank or WB to engage in any type of banking or bank-related business which Westbank or WB is permitted to engage in under applicable law as of the date of this Agreement or (vi) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Westbank or any Westbank Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

4.15.2 Each real estate lease that may require the consent of the lessor or its agent resulting from the Merger or any prior merger of WB by virtue of a legal conclusion, prohibition or restriction relating to assignment, by operation of law or otherwise, or change in control, is listed in Westbank DISCLOSURE SCHEDULE 4.15.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither Westbank nor any Westbank Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.15.3 The agreements, contracts, arrangements and instruments referred to in Section 4.15.1 and 4.15.2 are in full force and effect on the date hereof, and neither Westbank nor any Westbank Subsidiary (nor, to the Knowledge of Westbank, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. Except as listed on Section 4.15.3 of the Westbank DISCLOSURE SCHEDULE, no party to the agreements, contracts, arrangements or instruments referred to in Sections 4.15.1 and 4.15.2 will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the execution of, and the transactions contemplated by, this Agreement. No contract, or similar agreement or arrangement referred to in Sections 4.15.1 and 4.15.2 to which Westbank or any Westbank Subsidiary is a party or under which Westbank or any Westbank Subsidiary may be liable contains provisions which permit an independent contractor to terminate it without cause and continue to accrue future benefits thereunder.

4.15.4 Except as set forth in Section 4.15.4 of the Westbank DISCLOSURE SCHEDULE, neither Westbank nor any Westbank Subsidiary has made any payments, is obligated to make any payments, or is party to any agreement that could obligate them to make any payments in connection with any officer or director in the event of a change of control.

4.16 Brokers and Finders. Except as set forth in Section 4.16 of the Westbank DISCLOSURE SCHEDULE, neither Westbank nor any Westbank Subsidiary nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

4.17 Insurance. Section 4.17 of the Westbank DISCLOSURE SCHEDULE sets forth all policies of insurance maintained by Westbank or any Westbank Subsidiary as of the date hereof and any claims thereunder in excess of $50,000 since December 31, 2002. Except as set forth in Section 4.17 of the Westbank DISCLOSURE SCHEDULE, since December 31, 2002, neither Westbank nor any Westbank Subsidiary has received any notice of termination of any such insurance coverage or increase in the premiums therefor because of an event at Westbank or at a Westbank Subsidiary, or has any Knowledge of, or received any written notice that, any such insurance coverage will be terminated or the premiums therefor increased because of such an event at Westbank or at a Westbank Subsidiary.

4.18 Properties. Section 4.18 of the Westbank DISCLOSURE SCHEDULE sets forth the street address of all real property in which Westbank or any Westbank Subsidiary has an ownership or leasehold interest, (specifying, as to each, whether owned or leased and the date such lease expires), and identifies all properties on which any Westbank Subsidiary operates a bank branch. All real property and all personal property integral to the conduct of a banking business owned by Westbank or any Westbank Subsidiary or presently used by any of them in its respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on Westbank's and its Subsidiaries' business in the ordinary course of business consistent with their past practices. Each of Westbank and each Westbank Subsidiary has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of such properties and assets, real and personal, reflected on the consolidated statement of financial condition of Westbank contained in the Westbank Financial Statements dated December 31, 2005 or acquired, through merger of otherwise, after such date (other than those disposed of for fair value after such date), except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, and (iv) as reflected on the consolidated statement of financial condition of Westbank contained in the Westbank Financial Statements as of December 31, 2005. All real and personal property leased or licensed by Westbank or any Westbank Subsidiary are held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms and, except as set forth in Section 4.18 of the Westbank DISCLOSURE SCHEDULE, no such real property lease will terminate or lapse prior to the Effective Time or as a result of the Merger.

4.19 Labor. No work stoppage involving Westbank or any Westbank Subsidiary is pending or, to the Knowledge of Westbank, threatened. Except as set forth in Section 4.19 of the

Westbank DISCLOSURE SCHEDULE, neither Westbank nor any Westbank Subsidiary is involved in, or to the Knowledge of Westbank, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees. Employees of Westbank and the Westbank Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the Knowledge of Westbank, there have been no efforts to unionize or organize any employees of Westbank or any Westbank Subsidiary.

4.20 Certain Transactions. Since December 31, 2005, neither Westbank nor any Westbank Subsidiary has been a party to any off-balance-sheet transactions involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions, except as set forth in Section 4.20 of the Westbank DISCLOSURE SCHEDULE.

4.21 Fairness Opinion. Westbank has received an oral opinion from Keefe, Bruyette & Woods, Inc. confirmed in writing to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the shareholders of Westbank pursuant to this Agreement is fair to such shareholders from a financial point of view and Keefe, Bruyette & Woods, Inc. has consented to the inclusion of its written opinion in the Proxy Statement-Prospectus. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22 Loan Portfolio.

4.22.1 The allowance for possible losses reflected in Westbank's audited consolidated statement of financial condition contained in the Westbank Financial Statements dated December 31, 2005 was, and the allowance for possible losses shown on the balance sheets in Westbank's Securities Documents for periods ending after December 31, 2005 were and will be, as of the dates thereof, in accordance with GAAP and consistent with Westbank's past practices.

4.22.2 Section 4.22.2 of the Westbank DISCLOSURE SCHEDULE sets forth a listing, as of June 30, 2006, by account, of: (A) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as "Impaired" (as contemplated under FAS 114), "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list", or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (B) all assets classified by Westbank or any Westbank Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Section 4.22.2 of the Westbank DISCLOSURE

 SCHEDULE may exclude the listing of any individual loan with an outstanding principal balance of less than $25,000.

4.22.3 All loans receivable (including discounts) and accrued interest entered on the books of Westbank and the Westbank Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of Westbank's or the appropriate Westbank Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in Section 4.22.3 of the Westbank DISCLOSURE SCHEDULE. Except as set forth in Section 4.22.3 of the Westbank DISCLOSURE SCHEDULE, the loans, discounts and the accrued interest reflected on the books of Westbank and the Westbank Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. Except as set forth in Section 4.22.3 of the Westbank DISCLOSURE SCHEDULE, and other than loans pledged to the FHLB of Boston, all such loans are owned by Westbank or the appropriate Westbank Subsidiary free and clear of any liens.

4.22.4 All pledges, mortgages, deeds of trust and other collateral documents or security instruments relating to the notes or other forms of indebtedness contemplated in Section 4.22.3 hereof are, in all respects, valid, true and genuine, and what they purport to be.

4.23 Required Vote; Inapplicability of Anti-takeover Statutes.

4.23.1 The Boards of Directors of Westbank and WB, as applicable, have approved the acceptance by Westbank and WB of the offer of NewAlliance to enter into this Agreement and the Bank Merger Agreement and have approved Westbank and WB entering into this Agreement and WB entering into the Bank Merger Agreement, and the transactions contemplated hereby and thereby. The affirmative vote of the holders of two-thirds (2/3) of the shares of Westbank Common Stock entitled to vote is necessary to approve this Agreement and the transactions contemplated hereby (including the Bank Merger) on behalf of Westbank.

4.23.2 No "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation or provision of Westbank's Articles of Organization or By-Laws is applicable to this Agreement and the transactions contemplated hereby.

4.23.3 Westbank has taken all action necessary or appropriate so that (a) the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not, or (b) any act by a third party does not and will not (y) result in the ability of any person to exercise any Rights (as defined in the Westbank Shareholder Rights Agreement) under the Westbank Shareholder Rights Agreement or (z) enable or require any Rights to separate from the shares of Westbank Common Stock to which they are attached or to be triggered or become exercisable. No "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the Westbank Shareholder Rights Agreement) has occurred or can occur.

4.24 Material Interests of Certain Persons. Except as set forth in Section 4.24 of the Westbank DISCLOSURE SCHEDULE, no officer or director of Westbank or a Westbank

 Subsidiary, or any "associate" (as such term is defined in Rule 14a-l under the Exchange Act) of any such officer or director, (i) has any material interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Westbank or any of the Westbank Subsidiaries, or (ii) is indebted to, or has the right under a line of credit to borrow from, Westbank or any Westbank Subsidiary.

4.25 Joint Ventures. Section 4.25 of the Westbank DISCLOSURE SCHEDULE sets forth (i) the identities of all Joint Ventures in which Westbank or any Westbank Subsidiary is participating, (ii) the agreements relating to such Joint Ventures, (iii) the identities of the other participants in the Joint Venture, (iv) the percentage of the Joint Venture owned by each participant, (v) copies of the most recent available financial statements (on an audited basis if available) of such Joint Ventures, and (vi) the amount of the investment or contractually binding commitment of Westbank or any Westbank Subsidiary to invest in such Joint Venture.

4.26 Intellectual Property. Except as set forth in Section 4.26 of the Westbank DISCLOSURE SCHEDULE, Westbank and each Westbank Subsidiary own or possess valid and binding licenses and other rights to use without payment of any material amount, all material patents, trademarks, trade names, service marks, copyrights and any applications therefor, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer programs and applications (in both source code and object code form) and tangible and intangible proprietary information or material that are used in their businesses ("Intellectual Property"), and all such Intellectual Property is described in Section 4.26 of the Westbank DISCLOSURE SCHEDULE. Neither Westbank nor any Westbank Subsidiary has any material undisclosed liability with respect to (i) the Intellectual Property or (ii) licenses, sublicenses and other agreements as to which Westbank or any Westbank Subsidiary is a party and pursuant to which Westbank or any Westbank Subsidiary is authorized to use any third party patents, trademarks or copyrights, including software which are incorporated in, or form a part of any Westbank or any Westbank Subsidiary product.

4.27 Disclosures. None of the representations and warranties of Westbank and WB or any of the written information or documents furnished or to be furnished by Westbank or WB to NewAlliance in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby (including the Bank Merger), when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NEWALLIANCE AND NAB

NewAlliance represents and warrants to Westbank that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the NEWALLIANCE DISCLOSURE SCHEDULE delivered by NewAlliance to Westbank on the date hereof and except as to any representation or warranty which specifically relates to an earlier date. Unless otherwise specified, any reference to NewAlliance in this Article V shall include NewAlliance and any direct or indirect Subsidiary of NewAlliance.

5.1 Capital Structure. The authorized capital stock of NewAlliance consists of 190 million shares of common stock, par value $0.01 per share and 38 million shares of preferred stock, par value $0.01 per share. As of the date of this Agreement, 109,777,926 shares of NewAlliance Common Stock are issued and outstanding and no shares of preferred stock are issued or outstanding. All outstanding shares of NewAlliance Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of NewAlliance Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. There are no Rights authorized, issued or outstanding with respect to or relating to the capital stock of NewAlliance.

5.2 Organization, Standing and Authority of NewAlliance. NewAlliance is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on NewAlliance. NewAlliance is duly registered as a bank holding company under the BHCA. True, complete and correct copies of the Certificate of Incorporation and Bylaws of NewAlliance as in effect as of the date hereof are included in its Securities Documents, more specifically, filed as Exhibits 3.1 and 3.2 respectively to its Quarterly Report to the SEC on Form 10-Q filed August 13, 2004.

5.3 Organization, Standing and Authority of NewAlliance Subsidiaries. Each NewAlliance Subsidiary is a savings bank, or corporation or partnership duly organized, validly existing and in good standing or legal existence, as appropriate, under the laws of the jurisdiction in which it is organized. Each NewAlliance Subsidiary (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification except where the failure to be so licensed or qualified would not have a Material Adverse Effect on NewAlliance. NewAlliance is authorized to own each NewAlliance Subsidiary under the BHCA. The deposit accounts of NAB are insured by the FDIC through the DIF to the maximum extent permitted by the FDIA. NAB has paid all premiums and assessments required by the FDIC.

5.4 Authorized and Effective Agreement.

5.4.1 Each of NewAlliance and NAB has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement, as applicable, and (subject to receipt of all necessary governmental approvals) to perform all of its obligations under this Agreement and the Bank Merger Agreement, as applicable. The execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of NewAlliance and NAB. This Agreement has been duly and validly executed and delivered by NewAlliance and NAB and, assuming due authorization, execution and delivery by Westbank and WB, constitutes the legal, valid and binding obligation of NewAlliance and NAB, enforceable against NewAlliance and NAB in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The Bank Merger Agreement, upon execution and delivery by NAB, will have been duly and validly executed and delivered by NAB and, assuming due authorization and execution by WB, will constitute the legal, valid and binding obligation of NAB, enforceable against NAB in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

5.4.2 Neither the execution and delivery of this Agreement by NewAlliance or NAB, the execution and delivery of the Bank Merger Agreement by NAB, nor consummation of the transactions contemplated hereby or thereby, nor compliance by NewAlliance and NAB with any of the provisions hereof or thereof (i) does or will conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of NewAlliance or the equivalent documents of any NewAlliance Subsidiary, (ii) except as set forth in Section 5.4.2(ii) of the NEWALLIANCE DISCLOSURE SCHEDULE, violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of NewAlliance or any NewAlliance Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NewAlliance or any NewAlliance Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to NewAlliance or any NewAlliance Subsidiary.

5.4.3 Except as set forth in Section 5.4.3 of the NEWALLIANCE DISCLOSURE SCHEDULE and except for (i) filings of applications, notices or other forms with, and consents, approvals or waivers by the Federal Reserve Board, the Department, the FDIC, the Division, the Board of Bank Incorporation, the Connecticut Secretary of the State, the Delaware Secretary of State, and the Secretary of the Commonwealth of Massachusetts, (ii) the filing and effectiveness of the Merger Registration Statement with the SEC, and (iii) the approval of this Agreement by the requisite vote of the shareholders of Westbank, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of NewAlliance or NAB in connection with the execution and delivery by NewAlliance and NAB of this Agreement, the execution and delivery by NAB of the Bank Merger Agreement, the consummation of the Merger by NewAlliance, and the consummation of the Bank Merger by NAB.

5.4.4 As of the date hereof, NewAlliance has no Knowledge of any reasons relating to NewAlliance or NAB (including without limitation Community Reinvestment Act compliance) why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement and the Bank Merger Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement, and (ii) the continuation by NewAlliance and NAB after the Effective Time of the business of NewAlliance and NAB carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of NewAlliance and NAB, could have a Material Adverse Effect on the business of NewAlliance or NAB.

5.5 Regulatory Reports.

5.5.1 NewAlliance has timely filed with the SEC and NASDAQ or NYSE (as appropriate) all Securities Documents required by the Securities Laws, and such Securities Documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Laws.

5.5.2 Since December 31, 2002 and, since April 1, 2004, respectively, NAB and NewAlliance have duly filed with the Bank Regulators, in correct form, the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations in all material respects. Except as set forth in Section 5.5.2 of the NEWALLIANCE DISCLOSURE SCHEDULE, in connection with the most recent federal and state Bank Regulator examinations of NewAlliance and NAB, neither NewAlliance nor NAB was required to correct or change any action, procedure or proceeding which NewAlliance or NAB believes has not been corrected or changed as required as of the date hereof.

5.6 Financial Statements.

5.6.1 NewAlliance has previously delivered or made available to Westbank complete and accurate copies of the NewAlliance Financial Statements. The NewAlliance Financial Statements have been prepared in accordance with GAAP (including related notes where applicable) and fairly present in each case in all material respects, the consolidated financial condition, results of operations, shareholders' equity and cash flows of NewAlliance and NAB, as applicable, for the respective periods or as of the respective dates set forth therein, except as indicated in the notes thereto or in the case of unaudited NewAlliance statements, as permitted by Form 10-Q.

5.6.2 Each of the NewAlliance Financial Statements referred to in Section 5.6.1 have been or will be, as the case may be, prepared in accordance with GAAP, and/or as applicable, the accounting pronouncements of PCAOB, during the periods involved (except for the absence of footnotes and customary year-end adjustments in the case of unaudited interim NewAlliance Financial Statements). The audits of NewAlliance and NewAlliance Subsidiaries have been conducted in accordance with generally accepted auditing standards. The books and records of NewAlliance and the NewAlliance Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of NewAlliance and its Subsidiaries. The minute books of NewAlliance and each NewAlliance Subsidiary contain complete and accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including all committees for which minutes are customarily kept) authorized at such meetings held or taken since December 31, 2001 through the date of this Agreement.

5.6.3 Except (i) as set forth in Section 5.6.3 of the NEWALLIANCE DISCLOSURE SCHEDULE, (ii) as reflected, disclosed or provided for in the NewAlliance Financial Statements as of December 31, 2005 (including related notes), (iii) for liabilities incurred since December 31, 2005 in the ordinary course of business and (iv) for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither NewAlliance nor any NewAlliance Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of NewAlliance on a consolidated basis that would be required in accordance with GAAP to be reflected on an audited consolidated balance sheet of NewAlliance or the notes thereto.

5.7 Material Adverse Change. Since December 31, 2005 to the date hereof (i) NewAlliance and each NewAlliance Subsidiary has conducted its respective business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement, and excluding the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NewAlliance.

5.8 Compliance with Laws.

5.8.1 Each of NewAlliance and the NewAlliance Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business in all material respects as it is currently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of NewAlliance, no suspension or cancellation of any of the same is threatened.

5.8.2 Except as set forth in Section 5.8.2 of the NEWALLIANCE DISCLOSURE SCHEDULE, neither NewAlliance nor any NewAlliance Subsidiary is in violation of its respective Certificate of Incorporation, Charter or other chartering instrument or Bylaws, or has received written notice of any uncured violation of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), municipal securities, insurance, safety, health, Environmental Law, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or is in default with respect to any order, writ, injunction or decree of any court, or is in default under any order, license, regulation or demand of any governmental agency and, to the Knowledge of NewAlliance, NewAlliance along with its executive officers and directors is not in violation of any Securities Laws; and neither NewAlliance nor any NewAlliance Subsidiary has received any written notice or communication from any federal, state or local governmental authority asserting that NewAlliance or any NewAlliance Subsidiary is in violation of any of the foregoing, which violation has not been corrected on a prospective basis in all respects. Neither NewAlliance nor any NewAlliance Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings banks or holding companies), and none of them has received any written communication requesting that it enter into any of the foregoing. Since December 31, 2002, no regulatory agency has initiated or continued any proceeding or, to the Knowledge of NewAlliance, investigation into the business or operations of NewAlliance, or any NewAlliance Subsidiary. NewAlliance has not received any objection from any regulatory agency to NewAlliance's response to any violation, criticism or exception with respect to any report or statement relating to any examination of NewAlliance or any of the NewAlliance Subsidiaries.

5.9 Brokers and Finders.  Except as set forth in Section 5.9 of the NEWALLIANCE DISCLOSURE SCHEDULE, neither NewAlliance nor any NewAlliance Subsidiary nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

5.10 Labor. No work stoppage involving NewAlliance or any NewAlliance Subsidiary is pending or, to the Knowledge of NewAlliance, threatened. Except as set forth in Section 5.10 of the NEWALLIANCE DISCLOSURE SCHEDULE, neither NewAlliance nor any NewAlliance Subsidiary is involved in, or to the Knowledge of NewAlliance, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees. Employees of NewAlliance and the NewAlliance Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and, to the Knowledge of NewAlliance, there have been no efforts to unionize or organize any employees of NewAlliance or any NewAlliance Subsidiary.

5.11 Certain Transactions. Since December 31, 2005, neither NewAlliance nor any NewAlliance Subsidiary has been a party to any off-balance-sheet transactions involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions, except as set forth in Section 5.11 of the NEWALLIANCE DISCLOSURE SCHEDULE.

5.12 Disclosures. None of the representations and warranties of NewAlliance or NAB or any of the written information or documents furnished or to be furnished by NewAlliance to Westbank in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby (including the Bank Merger), when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

5.13 Tax Matters.

5.13.1 NewAlliance and each NewAlliance Subsidiary has duly filed all Tax Returns required by applicable law to be filed by them in respect of all applicable Taxes required to be paid through the date hereof and will timely file any such Tax Returns required to be filed prior to the Effective Time with respect to Taxes required to be paid through the Effective Time. NewAlliance and each NewAlliance Subsidiary have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of all Taxes required to be paid in respect to the periods covered by such Tax Returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all Taxes for any subsequent periods ending on or prior to the Effective Time, other than Taxes being contested in good faith. Except as set forth in Section 5.13.1 of the NEWALLIANCE DISCLOSURE SCHEDULE, as of the date hereof, no audit examination or deficiency or refund litigation with respect to any Tax Returns filed by NewAlliance or any NewAlliance Subsidiary is pending or, to NewAlliance's Knowledge, threatened and to NewAlliance's Knowledge, there is no basis for any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed.

5.13.2 NewAlliance and each NewAlliance Subsidiary has withheld and paid all Taxes required to be paid in connection with amounts paid to any employee, independent contractor, creditor, shareholder or other third party.

5.13.3 Except as set forth in Section 5.13.3 of the NEWALLIANCE DISCLOSURE SCHEDULE, all Tax Returns filed by NewAlliance and its Subsidiaries are complete and accurate. Neither NewAlliance nor any NewAlliance Subsidiary is delinquent in the payment of any Tax, assessment, or governmental charge, or has requested any extension of time within which to file any Tax Returns in respect of any fiscal year or portion thereof which have not since been filed. There is no pending Tax audit examination, Tax deficiency assessment or Tax or governmental charges investigation with respect to NewAlliance or any NewAlliance Subsidiary, and there are no deficiencies for any Tax, assessment or governmental charge that, to NewAlliance's Knowledge, have been proposed, asserted or assessed (tentatively or otherwise) against NewAlliance or any NewAlliance Subsidiary as a result of any Tax audit examination, Tax deficiency assessment, or Tax or governmental charges investigation which have not been settled and paid. There are currently no agreements in effect with respect to NewAlliance or any NewAlliance Subsidiary to extend the period of limitations for the assessment or collection of any Tax and no power of attorney has been granted by NewAlliance and its Subsidiaries with respect to any Tax matter currently in force.

5.13.4 Except as set forth in Section 5.13.4 of the NEWALLIANCE DISCLOSURE SCHEDULE, neither NewAlliance nor any NewAlliance Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes (other than a tax allocation agreement between NewAlliance and NAB) or (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by NewAlliance or any NewAlliance Subsidiary (nor does NewAlliance have any Knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method).

5.14 Legal Proceedings. Except as disclosed in its Securities Documents, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the Knowledge of NewAlliance or any NewAlliance Subsidiary, threatened against NewAlliance or any NewAlliance Subsidiary or against any asset, interest, or right of NewAlliance or any NewAlliance Subsidiary, or against any officer, director or employee of any of them, other than routine litigation incurred in the ordinary course of business and immaterial in amount to the financial condition of NewAlliance, and neither NewAlliance nor any NewAlliance Subsidiary is a party to any unsatisfied order, judgment or decree.

5.15 NewAlliance Common Stock. The shares of NewAlliance Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.16 Employee Benefit Plans.

5.16.1 NewAlliance has set forth in Section 5.16.1 of the NEWALLIANCE DISCLOSURE SCHEDULE the primary NewAlliance Employee Plans, and NewAlliance has previously furnished or made available to Westbank accurate and complete copies of the same together with (i) the annual reports filed with any governmental agency for any qualified plans for the last plan year, (ii) the Summary Annual Report provided to Participants for the last plan year; and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

5.16.2 None of NewAlliance, any NewAlliance Subsidiary, any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained by any of them and intended to be qualified under Section 401 of the Code or, to NewAlliance’s Knowledge, any fiduciary of such plan has incurred any liability to the PBGC (except for premiums payable in the ordinary course) or the Internal Revenue Service with respect to any employee pension plan of NewAlliance or any NewAlliance Subsidiary. In the last five (5) years, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such employee pension benefit plan, other than the transactions contemplated by this Agreement or events notice of which has been waived by regulations under Section 4043 of ERISA.

5.16.3 A favorable determination letter has been issued by the Internal Revenue Service, with respect to each NewAlliance Employee Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) which is intended to qualify under Section 401 of the Code (a “ NewAlliance Pension Plan”), to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of NewAlliance’s Knowledge, is threatened to be revoked, and NewAlliance does not know of any ground on which such revocation may be based. Except as set forth in Section 5.16.3 of the NEWALLIANCE DISCLOSURE SCHEDULE, neither NewAlliance nor any NewAlliance Subsidiary has any current liability under any such plan that was required to be reflected as a liability on the Financial Statements as of December 31, 2005 under GAAP, which was not reflected on the consolidated statement of financial condition of NewAlliance at December 31, 2005 included in the NewAlliance Financial Statements. All contributions required to be made under the terms of any such plan have been made on a timely basis in all material respects.

5.16.4 The NewAlliance Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

5.16.5 There are no pending or, to the Knowledge of NewAlliance, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the NewAlliance Employee Plans or any trust related thereto or any fiduciary thereof.

ARTICLE VI

COVENANTS OF WESTBANK AND WB

6.1 Conduct of Business

6.1.1 Affirmative Covenants. Except with the written consent of NewAlliance, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, Westbank will operate its business, and it will cause each of the Westbank Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use its reasonable best efforts in good faith to preserve intact its business organization and assets, keep available the present services of the employees, maintain its rights and franchises, and preserve the goodwill of its customers and others with whom business relationships exist; and voluntarily take no action which would or be reasonably likely to (i) materially and adversely affect the ability of Westbank or WB to obtain any necessary approvals of Governmental Entities required for the transactions contemplated hereby or under the Bank Merger Agreement or increase the period of time necessary to obtain such approvals, or (ii) materially and adversely affect its ability to perform its covenants and agreements under this Agreement or the Bank Merger Agreement.

6.1.2 Negative Covenants. Westbank agrees that from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, except as otherwise specifically permitted or required by this Agreement, or consented to by NewAlliance in writing, Westbank will not, and will cause each of the Westbank Subsidiaries not to:

(a) change or waive any provision of its Articles of Organization, Charter or Bylaws, except as required by law;

(b) change the number of shares of its authorized capital stock;

(c) issue any capital stock or issue or grant any option, restricted stock award, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Westbank or any of the Westbank Subsidiaries, or any securities convertible into shares of such stock; except that Westbank may issue shares of Westbank Common Stock or permit treasury shares to become outstanding to satisfy currently outstanding Options exercised prior to the Effective Date under and in accordance with the terms of the Westbank Option Plans, and nothing contained in this Agreement shall be construed as limiting or restricting the exercise by their holders of any such currently outstanding Options under and in accordance with the terms of such Westbank Option Plans prior to the Effective Date;

(d) effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

(e) declare or pay any dividends or other distributions with respect to its capital stock except that (i) Westbank may continue to pay its regular quarterly cash dividend of $0.14 per share with payment and record dates consistent with past practice (provided the declaration of the last quarterly dividend by Westbank prior to the Effective Time and the payment thereof shall be coordinated with NewAlliance so that holders of Westbank Common Stock do not receive dividends on both Westbank Common Stock and NewAlliance Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the Westbank Common Stock or NewAlliance Common Stock received in the Merger in respect of such quarter), and (ii) any Westbank Subsidiary may pay dividends to Westbank (as permitted under applicable law or regulations).

(f) enter into or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

(g) except in the ordinary course of business consistent with past practice, including non-callable borrowings from the Federal Home Loan Bank of Boston ("FHLBB"), incur any liabilities or obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument (other than borrowings not exceeding the amount reflected on the balance sheet contained in the Westbank Financial Statements as of December 31, 2005), or acquire any equity, debt, or except in the ordinary course of business consistent with past practice, other investment securities. In addition, any FHLBB borrowings or reverse repurchase agreements with a maturity of more than one year must be pre-approved by NewAlliance's Chief Investment Officer;

(h) make any capital expenditures in excess of $25,000 individually or $150,000 in the aggregate, except for expenditures reasonable and necessary to replace existing assets or to maintain assets in good repair;

(i) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed in Section 6.1.2(i) of the Westbank DISCLOSURE SCHEDULE, and the renewal of existing lines of credit to non-criticized borrowers/relationships, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or borrowing relationship in excess of $1.0 million. In addition, the following require the prior consent of NewAlliance: a residential loan of $750,000 or greater; a consumer loan of $100,000 or greater; any new monies extended to currently or previously criticized borrowers or borrowing relationships (unless the criticism has been corrected); any loan the approval for which requires an exception to WB's loan policy as it exists at the date of this Agreement; any subprime loans or leveraged buy-out loans; any commercial or business loan to or for restaurants, airplanes, gas stations or marinas; any commercial real estate loan for a special use property for development or construction of hotels/motels, golf courses, or assisted living units. Such consent shall not be unreasonably withheld, conditioned or delayed, and NewAlliance shall be deemed to have provided such consent unless NewAlliance provides a written refusal to consent within five Business Days of receipt of any such consent request. Notwithstanding the $1.0 million limitation above, the limitation on total credit to borrowing relationships of existing borrowers may be up to $2.5 million in the aggregate if approved by (i) either Westbank's loan committee or Westbank's Board of Directors and (ii) NewAlliance (through written or oral consent provided by NewAlliance). During the period from the date of this Agreement to the Effective Time, within two (2) business days after WB delivers to the members of any of its credit committees applicable information and reports for the next upcoming meeting of such committee, Westbank shall provide to a representative designated by NewAlliance access to the same information and reports as are provided to WB's credit committee members with respect to new loans or renewals thereof and extensions of credit proposed to be made by WB;

(j) (i) grant any increase in rates of compensation to its non-officer employees other than in the ordinary course of business consistent with past practice provided that such increases shall in any event not result in an annual average adjustment of more than 4.0%; grant any bonuses to its non-officer employees other than in the ordinary course of business consistent with past practice and in consultation with the Chief Operating Officer or NewAlliance; enter into any employment, severance or similar agreements or arrangements with any director or employee; except for non-discretionary payments required by agreements existing as of the date hereof set forth on Schedule 6.1.2(j)(i) of the Westbank DISCLOSURE SCHEDULE, grant any increase in rates of compensation to, or, except as described in Section 6.1.2(j)(i) of the Westbank DISCLOSURE SCHEDULE or as contemplated by this Agreement, pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to its directors or to its officers (provided that no bonuses shall be paid to any of the officers of Westbank or WB with an employment or change of control agreement); adopt or amend or terminate any employee benefit plan, pension plan or incentive plan except as required by law or the terms of such plan or as provided in Section 6.1.2 (j)(i) of the Westbank DISCLOSURE SCHEDULE (provided that any amendment required by law or the terms of such plan shall be submitted to NewAlliance and its counsel for their review prior to such adoption), or permit the vesting of any material amount of benefits under any such plan other than pursuant to the provisions thereof as in effect on the date of this Agreement; or make any contributions to any Westbank Employee Plan not in the ordinary course of business consistent with past practice. Nothing herein shall prevent WB from paying cash awards pursuant to the "anniversary award program" disclosed in Section 4.14.1 of the Westbank DISCLOSURE SCHEDULE; or

(ii) increase the number of (A) non-officer personnel employed by Westbank or any Westbank Subsidiary over the staffing level previously authorized as set forth in Section 6.1.2(j)(ii) of the Westbank DISCLOSURE SCHEDULE, or (B) officers employed by Westbank or any Westbank Subsidiary over the number of such officers currently so employed, without the prior consent of NewAlliance's Chief Operating Officer, which consent will not be unreasonably withheld, conditioned or delayed.

(k) except as set forth on Section 6.1.2(k) of the Westbank DISCLOSURE SCHEDULE make an application for the opening or closing of any, or open or close any, branch or automated banking facility;

(l) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with customary banking practices;

(m) subject to Section 6.10 hereof, merge into, consolidate with, affiliate with, or be purchased or acquired by, any other Person, or permit any other Person to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral in the ordinary course of its business, acquire a significant portion of the assets of any other Person, or sell a significant portion of its assets;

(n) make any change in its accounting methods or practices, except changes as may be required by GAAP, PCAOB accounting pronouncements or by law or regulatory requirements;

(o) enter into any off-balance sheet transaction involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions other than to hedge forward loan sale commitments in the ordinary course of business consistent with past practice;

(p) invest in or commit to invest in, or otherwise increase, decrease or alter its investment in, any existing or new Joint Venture;

(q) except as may be required by changes in applicable law or regulations or in GAAP or PCAOB accounting pronouncements, make any change in policies in existence as of the date of this Agreement with regard to the extension of credit, the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, investment, asset/liability management or other material banking policies without the prior consent of NewAlliance;

(r) waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which Westbank or any Westbank Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(s) other than required purchases of FHLB stock, purchase any equity securities; or purchase any other security for its investment portfolio which is either below Grade A or inconsistent with Westbank's current investment policy, or otherwise materially alter the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities (changes in mix, maturity or interest rate risk profile arising from (a) sale of all or part of the equity securities portfolio, (b) changes in open-market interest rates, or (c) changes in prepayment speeds in collateralized mortgage obligations or mortgage-backed securities are not subject to the limitations of this Section 6.1.2(t)). In addition, purchases of any debt securities with a final maturity of more than five (5) years or for which a premium of more than 2% is paid, and any purchase of a structured note or callable security must be pre-approved by NewAlliance's Chief Investment Officer;

(t) other than in the ordinary course of business and consistent with past practice in connection with a passive investment corporation subsidiary, enter into, renew, extend or modify any other transaction with any Affiliate;

(u) except for the execution of this Agreement, and actions taken or which will be taken in accordance with the provisions of this Agreement and performance thereunder, take any action that would give rise to a right of a severance payment to any individual under any employment or severance agreement or similar agreement, provided that if Westbank or any Westbank Subsidiary in good faith terminates any employee believing it is a for cause termination, and the employee ultimately is determined to be entitled to severance or other compensation, the termination shall not be deemed to be a violation of this Agreement;

(v) except for the execution of this Agreement, and actions taken or which will be taken in accordance with the provisions of this Agreement, take any action that would give rise to an acceleration of the right to payment to any individual under any Westbank Employee Plan, provided that if Westbank or any Westbank Subsidiary in good faith terminates any employee believing it is a for cause termination, and the employee ultimately is determined to be entitled to acceleration of any payment, the termination shall not be deemed to be a violation of this Agreement;

(w) accelerate the vesting of unvested restricted stock awards granted pursuant to the Westbank Stock Plan to a date earlier than the date the Westbank shareholders approve the transactions contemplated by this Agreement;

(x) without the prior consultation and consent, not to be unreasonably withheld, of NewAlliance's Executive Vice President - Business and Retail Banking Services, acquire a participation of $1.0 million or more in any loan that would properly be included in the Westbank Commercial and Industrial Loan Portfolio;

(y) enter into any new or depart from any existing line of business without the prior consent of NewAlliance's Chief Operating Officer, which consent shall not be unreasonably withheld, conditioned or delayed;

(z) materially increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in response to market conditions and in a manner and pursuant to policies consistent with past practices;

(aa) purchase or sell any residential or consumer loan pool which, individually or when aggregated with other sales or purchases prior to the Effective Time, would exceed $1.0 million without prior approval of NewAlliance's Chief Investment Officer;

(bb) elect or appoint a new director;

(cc) take any action that would prevent or impede the Merger or the Bank Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code;

(dd) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article IX not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation; or

(ee) agree to do any of the foregoing.

6.2 Current Information. During the period from the date of this Agreement to the Effective Time, Westbank will cause one or more of its representatives to confer with representatives of NewAlliance and report on the general status of its ongoing operations at such times as NewAlliance may reasonably request, which reports shall include, but not be limited to, discussion of the possible termination by Westbank or WB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Westbank or any of its Subsidiaries in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Westbank shall not be obligated to take any such action prior to the Effective Time and, unless Westbank otherwise agrees, no conversion shall take place prior to the Effective Time. Westbank will promptly notify NewAlliance of any material change from the normal course of the business of Westbank or any Westbank Subsidiary or in the operation of the properties of Westbank or any Westbank Subsidiary and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Westbank or any Westbank Subsidiary. Westbank will also provide NewAlliance such information with respect to such events as NewAlliance may reasonably request from time to time. Within twenty-five (25) days after the end of each month, Westbank will deliver to NewAlliance a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with its current financial reporting practices.

6.3 Access to Properties and Records. In order to facilitate the consummation of the Merger and the Bank Merger and the integration of the business and operations of the parties, subject to Section 12.1 hereof and subject to applicable laws relating to exchange of information, Westbank will permit NewAlliance and its officers, employees, counsel, accountants and other authorized representatives, access, upon reasonable notice, to its personnel and properties and those of the Westbank Subsidiaries, and shall disclose and make available to NewAlliance during normal business hours throughout the period prior to the Effective Time all of the books, papers and records of Westbank or any Westbank Subsidiary relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement or other strategic alternatives) and shareholders' meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which NewAlliance may have a reasonable interest; provided, however, that Westbank shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other Person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. In addition, Westbank and the Westbank Subsidiaries shall not be required to disclose any analysis, minutes, or other materials pertaining to the financial or other evaluation or discussion of (i) this Agreement or the transactions contemplated herein, or (ii) any third party proposal to acquire a controlling interest in Westbank. Westbank shall provide and shall request its auditors to provide NewAlliance with such historical financial information regarding Westbank and any Westbank Subsidiary (and related audit reports and consents) as NewAlliance may reasonably request for securities disclosure purposes. NewAlliance shall use reasonable efforts to minimize any interference with Westbank's and any Westbank Subsidiary's regular business operations during any such access to Westbank's or any Westbank Subsidiary's personnel, property, books or records. Westbank and its Subsidiaries shall permit NewAlliance, at NewAlliance's expense, to cause so-called "Phase I Environmental Site Assessments" and/or "Phase II Environmental Site Assessments" to be performed at any physical location owned or operated by Westbank or any Westbank Subsidiary and, to the extent Westbank or the applicable Westbank Subsidiary has the contractual right to do so, at any Loan Property or Participation Facility. NewAlliance agrees to indemnify and hold harmless, Westbank, each Westbank Subsidiary, and any landlord or other Persons with an interest in the real property, from and against any damages, claims, losses or expenses of any kind, including reasonable attorneys fees, pertaining to or arising from any entry onto, or any assessments or other studies undertaken by NewAlliance with respect to, any such real property under this Section.

6.4 Financial and Other Statements.

6.4.1 Promptly upon receipt thereof, Westbank will furnish to NewAlliance copies of each annual, interim or special audit of the books of Westbank and the Westbank Subsidiaries made by its independent accountants and/or its internal auditors and copies of all internal control reports submitted to Westbank by such accountants and/or internal auditors in connection with each annual, interim or special audit of the financial statements of Westbank and the Westbank Subsidiaries made by such accountants and/or internal auditors.

6.4.2 As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, Westbank will deliver to NewAlliance any and all Securities Documents filed by it with the SEC under the Securities Laws. As soon as practicable, Westbank will furnish to NewAlliance copies of all such financial statements and reports as it or any Westbank Subsidiary shall send to its shareholders, the FDIC, the FRB, the Division or any other regulatory authority, except as legally prohibited thereby.

6.4.3 Westbank will advise NewAlliance promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Westbank or any of the Westbank Subsidiaries.

6.4.4 Westbank will promptly furnish to NewAlliance such additional financial data as NewAlliance may reasonably request, including without limitation, detailed monthly loan reports, deposit reports, asset liability reports, pricing committee reports, liquidity reports and investment reports.

6.5 Maintenance of Insurance. Westbank shall continue to maintain, and shall cause its Subsidiaries to continue to maintain, such insurance in such amounts as are reasonable to cover such risks as are consistent with its past practices.

6.6 Disclosure Supplements. From time to time prior to the Effective Time, Westbank and WB will promptly supplement or amend the Westbank DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Westbank DISCLOSURE SCHEDULE or which is necessary to correct any information in such Westbank DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such Westbank DISCLOSURE SCHEDULE shall be deemed to have modified the representation, warranties and covenants for the purpose of determining satisfaction of the conditions set forth in Article IX. Notwithstanding anything to the contrary contained herein, no failure to provide any such supplement or amendment to the Westbank DISCLOSURE SCHEDULE shall constitute the failure of any condition set forth in Article IX to be satisfied unless the underlying breach or inaccuracy would individually or in the aggregate result in the failure of a condition set forth in Article IX to be satisfied.

6.7 Consents and Approvals of Third Parties. Westbank shall use all reasonable best efforts in good faith to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement. Without limiting the generality of the foregoing, Westbank shall utilize the services of a professional proxy-soliciting firm to help obtain the shareholder vote required to be obtained by it hereunder.

6.8 Reasonable Best Efforts. Subject to the terms and conditions herein provided, Westbank shall use its reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Bank Merger Agreement.

6.9 Failure to Fulfill Conditions. In the event that Westbank determines that a condition to its obligation to complete the Merger or the Bank Merger cannot be fulfilled and that it will not waive that condition, it will promptly so notify NewAlliance.

6.10 Acquisition Proposals. (a) Westbank agrees that neither it nor any of Westbank's Subsidiaries shall, and that it shall direct and use its reasonable best efforts in good faith to cause its and each such Subsidiary's directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. Westbank further agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and use its reasonable best efforts in good faith to cause its and each such Subsidiary's directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Westbank or its Board of Directors from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Westbank Board of Directors receives from the Person so requesting such information an executed confidentiality agreement substantially similar to that entered into with NewAlliance; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the shareholders of Westbank, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the Westbank Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law, (ii) the Westbank Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to Westbank's shareholders from a financial point of view than the Merger, and (iii) the shareholders of Westbank have not yet approved this Agreement at the Westbank Shareholders Meeting. An Acquisition Proposal which is received and considered by Westbank in compliance with this Section 6.10 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a "Superior Proposal." Westbank agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. Westbank agrees that it will notify NewAlliance orally within one (1) Business Day, with written notice to follow within three (3) Business Days thereafter, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with Westbank or any of its representatives after the date hereof, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep NewAlliance informed of any material developments with respect thereto immediately upon the occurrence thereof.

(b) In the event that the Board of Directors of Westbank determines in good faith, after consultation with its financial advisor and upon advice from outside counsel, that it desires to accept a Superior Proposal, it shall notify NewAlliance in writing of its intent to terminate this Agreement in order to enter into an acquisition agreement or similar agreement (each an "Acquisition Agreement") with respect to, or recommend acceptance of, the Superior Proposal. Such notice shall specify all of the terms and conditions of such Superior Proposal and identify the Person making such Superior Proposal. NewAlliance shall have five Business Days to evaluate and respond to Westbank's notice. If NewAlliance delivers to Westbank in writing prior to the expiration of the five Business Day period provided above (x) an amendment to Sections 3.1.2, 3.1.3 and 3.1.4 of this Agreement increasing the Merger Consideration to an amount, and (y) adjusting other material terms and conditions such that they are at least equal to that of such Superior Proposal (the "NewAlliance Amendment"), as determined by Westbank's Board of Directors in the good faith exercise of its fiduciary duties after consultation with its financial advisors and counsel, then Westbank shall accept the NewAlliance Amendment and reject the Superior Proposal. Westbank shall have five Business Days to evaluate the NewAlliance Amendment.

(c) In the event that the Board of Directors of Westbank determines under Section 6.10(b) that the NewAlliance Amendment is not at least equal to the Superior Proposal, Westbank can terminate this Agreement in order to execute an Acquisition Agreement with respect to, or to allow its Board to adopt a resolution recommending acceptance to Westbank's shareholders of, the Superior Proposal as provided in Section 11.1.9.

6.11 Board of Directors and Committee Meetings. Westbank shall provide to NewAlliance (a) notice of any and all meetings of its Board of Directors, Executive Committee, and Loan Committee, which notice shall be no less timely than the notice required to be provided to Westbank's or WB's directors, and (b) copies of all written materials (i) accompanying any such notices, (ii) presented to the participants of any and all such meetings, and (iii) copies of drafts of meeting minutes and credit memoranda produced with respect to such meeting at such time as customarily provided to Westbank's or WB's directors, excluding, however, any materials pertaining to NewAlliance, the transactions contemplated by this Agreement, or any third party proposal to acquire a controlling interest in Westbank or WB.

6.12 Reserves and Merger-Related Costs. Not earlier than sixty (60) days before the anticipated Effective Time, to the extent consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, Westbank shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Westbank and WB to those of NewAlliance (as such practices and methods are to be applied to Westbank and WB from and after the Closing Date) and NewAlliance's plans with respect to the conduct of the business of Westbank and WB following the Merger and otherwise to reflect Merger-related expenses and costs incurred by Westbank, provided, however, that Westbank shall not be required to take such action unless NewAlliance agrees in writing that (i) all conditions to Closing set forth in Sections 9.1 and 9.3 have been satisfied or waived (except for the expiration of any applicable waiting periods relating to any governmental approvals) and (ii) all opinions, certificates, letters and other documents to be received by NewAlliance, Westbank or WB on the Closing Date have been delivered into escrow fully signed, and subject only to the expiration of any governmental waiting period. Prior to the delivery by NewAlliance of the writing referred to in the preceding sentence, Westbank shall provide NewAlliance a written statement, certified without personal liability by the chief executive officer of Westbank and dated that date of such writing, that the representation made in Section 4.22.1 hereof with respect to Westbank's allowance for possible loan losses is true as of such date in all material respects or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by Westbank or any Westbank Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute a breach of this Agreement within the meaning of Section 11.1.2 hereof. No action shall be required to be taken by Westbank pursuant to this Section 6.12 if, in the opinion of Westbank's independent auditors, such action would contravene GAAP. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Westbank or its management with any such adjustments.

       6.13 Transaction Expenses of Westbank.

6.13.1 For planning purposes, Westbank shall, within ten (10) days from the date hereof, provide NewAlliance with Westbank's estimated budget of transaction-related expenses reasonably anticipated to be payable by Westbank in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals. Westbank shall promptly notify NewAlliance if or when it determines that it expects to exceed its budget.

6.14 Certain Policies of Westbank. Upon the request of NewAlliance and NAB, Westbank and WB shall, consistent with GAAP and regulatory accounting principles, use their reasonable best efforts to record certain accounting adjustments to the policies of Westbank and WB so as to reflect the policies of NewAlliance and NAB and to implement internal control procedures which are consistent with NewAlliance's and NAB's current internal control procedures to allow NewAlliance to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, that Westbank and WB shall not be obligated to record any such accounting adjustments or implement any internal control procedures pursuant to this Section 6.14 unless and until Westbank and WB shall be satisfied that the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Effective Time and in no event until the day prior to the Effective Date. Westbank's and WB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.14.

6.15 Amendments to Plans.

6.15.1 With respect to each Westbank Employee Plan subject to Section 409A of the Code, Westbank agrees to amend each such plan or cause each such plan to be amended to the extent necessary to comply with Section 409A of the Code (or to cause such plan, in whole or in part, to avoid the application of Section 409A of the Code by preserving the terms of such plan, and the law in effect, for benefits earned and vested as of December 31, 2004) prior to the earlier of the Effective Time or the deadline imposed by the IRS. Such amendments shall be provided to NewAlliance and its counsel at least ten days prior to their proposed adoption by Westbank or WB and shall be subject to the prior approval of NewAlliance, which shall not be unreasonably withheld.

6.15.2 Prior to December 31, 2006, Westbank shall amend its Money Purchase Pension plan and its 401(k) Retirement Plan (to the extent practicable under applicable law) in order to exclude from the compensation covered by such plans the following items: (a) any compensation recognized with respect to stock options or restricted stock awards subsequent to June 30, 2006, (b) any severance payments, including any severance to be prepaid in 2006, and (c) the payment of benefits pursuant to any Westbank Employee Plan, including the supplemental retirement plan agreements. Such amendments shall be provided to NewAlliance and its counsel at least ten days prior to their proposed adoption by Westbank or WB and shall be subject to the prior approval of NewAlliance, which shall not be unreasonably withheld.

6.16 Acceleration of Restricted Stock Awards. Westbank shall take, or shall cause the committee administering the Westbank Stock Plan to take, all action necessary to cause each unvested restricted share of Westbank Common Stock to become vested and free of restrictions as of the date specified in Section 3.1.8 hereof.

6.17 WB Severance Payments. WB shall pay those of its employees who are not Continuing Employees, as defined in Section 7.5.2 hereof, whose employment is terminated as of the Effective Time other than for cause, disability or retirement ("Terminated Employees") in accordance with a severance plan to be adopted by WB with terms no more generous than the Severance Plan, as defined in Section 7.5.4 below.

ARTICLE VII

COVENANTS OF NEWALLIANCE AND NAB

7.1 Disclosure Supplements. From time to time prior to the Effective Time, NewAlliance will promptly supplement or amend the NEWALLIANCE DISCLOSURE SCHEDULE delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such NEWALLIANCE DISCLOSURE SCHEDULE or which is necessary to correct any information in such NEWALLIANCE DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such NEWALLIANCE DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.2 Consents and Approvals of Third Parties. NewAlliance shall use all reasonable best efforts in good faith to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement.

7.3 Reasonable Best Efforts. Subject to the terms and conditions herein provided, NewAlliance shall use all reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Bank Merger Agreement.

7.4 Failure to Fulfill Conditions. In the event that NewAlliance determines that a condition to its obligation to complete the Merger or the Bank Merger Agreement cannot be fulfilled and that it will not waive that condition, it will promptly so notify Westbank.

7.5 Employees and Employee Benefits.

7.5.1 NAB anticipates employing branch office customer service employees of WB and such other employees of WB as NAB shall reasonably require for the conduct of NAB's business following the Effective Time. In addition, NAL and WB may wish to provide retention bonuses to employees of WB who remain employed at WB through the Effective Time, or at NAB for an interim period following the Effective Time as disclosed in Section 7.5.1 of the

NewAlliance DISCLOSURE SCHEDULE, and pursuant to a retention agreement substantially similar to agreements used by NewAlliance in previous acquisitions.

7.5.2 Except as set forth below, each employee of WB who remains employed by NAB following the Effective Time (each, a "Continuing Employee") shall be entitled to participate in (i) such of the employee benefit plans, deferred compensation arrangements, bonus or incentive plans and/or other compensation and benefit plans of WB that NAB may continue for the benefit of Continuing Employees following the Effective Time and (ii) whatever employee benefit plans and other compensation and benefit plans that NAB may maintain for the benefit of its similarly situated employees, if such Continuing Employee is not otherwise then participating in a similar plan of WB then provided by NAB, in each case other than as set forth in the Termination, Release and Noncompetition Agreements or the Termination and Release Agreements referred to in Section 7.5.7 hereof. The parties hereto acknowledge that Continuing Employees shall not be entitled to receive any specific level of grants under any stock option plan or restricted stock plan of NewAlliance. Any grants that may be made to the Continuing Employees under any of such plans will be subject to the sole discretion of the Board of Directors of NewAlliance or the committee administering such plans. Continuing Employees shall be eligible to participate in all NewAlliance employee benefit plans in accordance with plan documents, including, but not limited to, NewAlliance's 401(k) plan, employee stock ownership plan and defined benefit plan. Continuing Employees shall not receive credit for service with Westbank and the Westbank Subsidiaries under any existing NewAlliance employee plan or any NewAlliance benefit plan in which such employees would be eligible to enroll for any purposes under any NewAlliance benefit plan, except as set forth below. With respect to the NewAlliance defined benefit pension plan, each Continuing Employee shall be credited with service as a WB employee for purposes of determining eligibility to participate and vesting under such plan (but not for purposes of benefit accrual); with respect to the NewAlliance employee stock ownership plan, each Continuing Employee shall be credited with service as a WB employee for purposes of determining eligibility to participate under such plan and for purposes of vesting under Section 7.4(b)(1) of the employee stock ownership plan only with respect to employer matching contributions related to the NewAlliance 401(k) plan (but not in any event for purposes of benefit accrual or for vesting of any other amounts under the employee stock ownership plan, including but not limited to employer contributions made pursuant to Section 4.1(b) of the employee stock ownership plan); and with respect to the NewAlliance 401(k) plan, each Continuing Employee shall be credited with service as a WB employee for purposes of determining eligibility and vesting. NewAlliance and NAB shall credit the accrued but unused vacation and sick time of the Continuing Employees at the Effective Time under the applicable policies of Westbank, as set forth on Section 7.5.2 of the Westbank DISCLOSURE SCHEDULE. Nothing herein shall limit the ability of NewAlliance to amend or terminate any of the Westbank Employee Plans in accordance with their terms at any time after the Effective Time. At the Effective Time, NewAlliance shall become the plan sponsor of each Westbank Employee Plan. Westbank agrees to take or cause to be taken such actions as NewAlliance may reasonably request to give effect to such assumption. NewAlliance shall have the right and power at any time following the Effective Time to amend or terminate or cease benefit accruals under any Westbank Employee Plan or cause it to be merged with or its assets and liabilities to be transferred to a similar plan maintained by NewAlliance.

7.5.3 If Continuing Employees become eligible to participate in a medical, dental, health or disability plan which is a NewAlliance Employee Plan, NewAlliance shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental or disability plans that are NewAlliance Employee Plans and are covered under the applicable medical, health, dental or disability plans that are Westbank Employee Plans, (ii) credit under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their covered dependents during the portion of the plan year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, unless such employee had not yet satisfied any similar limitation or requirement under an analogous Westbank Employee Plan prior to the Effective Time.

7.5.4 NAB and NewAlliance shall pay and provide severance benefits to Continuing Employees as provided under the NAB and NewAlliance severance plan (a copy of which has been provided to Westbank and is referred to as the "Severance Plan") treating service with Westbank, WB and any Westbank Subsidiary as service with NAB and NewAlliance for all purposes (providing benefits as if the Severance Plan had been adopted by Westbank, WB, and all Westbank Subsidiaries prior to the Effective Time) in accordance with its terms as in effect on the date of this Agreement for a period of twelve months following the Effective Time.

7.5.5 For a period of six months following the Effective Time, NewAlliance shall make available (through written or intra-net notice) to Continuing Employees of Westbank, WB or a Westbank Subsidiary notification regarding opportunities for positions with NewAlliance or NAB, and shall respond to inquiries concerning open positions at NewAlliance from any former employees of Westbank, WB or a Westbank subsidiary, whose employment was terminated at or following the Effective Time other than for cause, disability or retirement ("Terminated Employees") and shall consider any application submitted by such persons, provided, however, that any decision to offer employment to any such person shall be made in the sole discretion of NewAlliance.

7.5.6 Section 7.5.6 of the Westbank DISCLOSURE SCHEDULE contains all employment and change of control, severance, deferred compensation, retirement, salary continuation and similar agreements, arrangements, policies or programs with any employee or director of Westbank or any Westbank Subsidiary and all Westbank Employee Plans ("Benefit Agreements"). At and following the Effective Time, NewAlliance shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations of Westbank existing as of the Effective Time under the Benefit Agreements other than those employment agreements and change in control agreements covered by the Termination, Release and Noncompetition Agreements or the Termination and Release Agreements referenced in Section 7.5.7 hereof. NewAlliance acknowledges that the consummation of the Merger will constitute a "change-in-control" of Westbank for purposes of any of the Benefit Agreements of Westbank (except where otherwise set forth in Section 7.5.6 of the Westbank DISCLOSURE SCHEDULE). Any employee or director of Westbank or any of its Subsidiaries who is a party to an agreement which has been set forth in Section 7.5.6 of the Westbank DISCLOSURE SCHEDULE excluding the employment agreements and change in control agreements covered by the Termination, Release and Noncompetition Agreements or the Termination and Release Agreements referenced in Section 7.5.7 hereof (with the agreements not excluded referred to herein as the "Executive Agreements") who becomes entitled to benefits thereunder shall be entitled to receive the cash benefits payable under such agreement at the time and in the amounts provided for by the agreement; provided, however, that the employee or director executes and delivers to NewAlliance an instrument in form and substance satisfactory to NewAlliance acknowledging that the employee or director has received the payment in full satisfaction of his or her rights under such agreement. To the extent that an employee of Westbank or any of its Subsidiaries is entitled to the continued receipt of health insurance, life insurance, disability insurance, or other similar fringe benefits pursuant to an Executive Agreement, and such employee becomes an officer, employee or consultant of NewAlliance or any of its Subsidiaries following the Effective Time and as a result becomes entitled to receive the same fringe benefits in his or her capacity as an officer, employee or consultant of NewAlliance or any of its Subsidiaries, then the fringe benefits provided to such person shall be deemed to be provided in connection with such person's service as an officer, employee or consultant of NewAlliance or any of its Subsidiaries for so long as such person serves in such capacity and shall be in lieu of, and not in addition to (and for the sole purpose to avoid duplication of benefits), the same fringe benefits that would have otherwise been provided pursuant to the Executive Agreement.

7.5.7 Concurrently with the execution of this Agreement by the parties hereto, (i) each of Donald R. Chase, Gary L. Briggs and John M. Lilly shall enter into a Termination, Release and Noncompetition Agreement with Westbank, WB, and NewAlliance substantially in the form of Exhibit C hereto, and (ii) each of Kathleen A. Jalbert and Trenton E. Taylor shall enter into a Termination and Release Agreement with Westbank, WB and NewAlliance substantially in the form of Exhibit D hereto.

The dollar amounts to be paid to each of the officers named in this Section 7.5.7 are set forth on Section 7.5.7 of the NEWALLIANCE DISCLOSURE SCHEDULE. In consideration of the amounts to be paid to the officers named in this Section 7.5.7 pursuant to their respective Termination, Release and Noncompetition Agreements or Termination and Release Agreements, Westbank and WB agree that they will make no severance or other change in control payments or benefits to such officers pursuant to the existing employment or change of control agreements with such officers.

7.5.8 With respect to each director or executive officer who has a supplemental retirement plan ("SERP") agreement with Westbank or WB and who has not yet reached his normal retirement age under such agreement, Westbank or WB shall pay a lump sum cash amount to such participant immediately prior to the Effective Time in an amount equal to such participant's accrued liability retirement account under such agreement (which accrued amount for each participant as of December 31, 2006 is set forth in Section 4.14.8 of the Westbank DISCLOSURE SCHEDULE), with the SERP agreement to be terminated as of the Effective Date. In addition, Westbank and WB shall notify the trustee and the benefits determiner under each of the rabbi trusts for such SERP agreements of the payments to be made pursuant to this section.

7.6 Directors and Officers Indemnification and Insurance.

7.6.1 NewAlliance shall maintain in effect for six (6) years following the Effective Time the current directors' and officers' liability insurance policies maintained by Westbank and the Westbank Subsidiaries (provided, that NewAlliance may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall NewAlliance be required to expend in the aggregate pursuant to this Section 7.6.1 more than 200% of the annual cost currently expended by Westbank with respect to such insurance (the "Maximum Premium Amount"). In connection with the foregoing, Westbank agrees to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims. Notwithstanding the above, Westbank may, in consultation with NewAlliance, purchase "tail coverage" for a period of six (6) years following the Effective Time for its officers and directors provided the cost for such coverage in the aggregate does not exceed the Maximum Premium Amount. If such coverage is purchased, NewAlliance shall not be required to provide the insurance set forth in this Section 7.6.1.

7.6.2 NewAlliance shall, and/or shall cause the appropriate NewAlliance Subsidiary to, indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Westbank or WB (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of NewAlliance, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Westbank or a Westbank Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the "Indemnified Liabilities"), to the fullest extent permitted under applicable state or federal law and under Westbank's Articles of Organization and Bylaws. NewAlliance shall pay expenses, including reasonable attorney's fees, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined not to be entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.6.2 upon learning of any Claim, shall notify NewAlliance (but the failure so to notify NewAlliance shall not relieve it from any liability which it may have under this Section 7.6.2, except to the extent such failure prejudices NewAlliance) and shall deliver to NewAlliance the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) NewAlliance shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption NewAlliance shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if NewAlliance elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between NewAlliance and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and NewAlliance shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) NewAlliance shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one (1) law firm, (3) NewAlliance shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Westbank or any Westbank Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Westbank or any Westbank Subsidiary. The determination shall be made by a majority vote of a quorum consisting of the Directors of NewAlliance who are not involved in such proceeding.

7.7 Conduct of Business. Except with the written consent of Westbank, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, NewAlliance will operate its business, and it will cause each of the NewAlliance Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use its reasonable best efforts in good faith to preserve intact its business organization and assets, keep available the present services of the employees, maintain its rights and franchises, and preserve the goodwill of its customers and others with whom business relationships exist; and voluntarily take no action which would or be reasonably likely to (i) adversely affect the ability of NewAlliance or NAB to obtain any necessary approvals of Governmental Entities required for the transactions contemplated hereby or under the Bank Merger Agreement or increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement or the Bank Merger Agreement. Subject to the forgoing qualifications (i) and (ii), nothing herein shall be interpreted as precluding NewAlliance or NAB from entering into agreements with respect to or consummating mergers with or acquisitions of other companies at any time.

7.8 Financial and Other Statements.

7.8.1 Promptly upon receipt thereof, NewAlliance will furnish to Westbank copies of each annual, interim or special audit of the books of NewAlliance and the NewAlliance Subsidiaries made by its independent accountants and/or its internal auditors and copies of all internal control reports submitted to NewAlliance by such accountants and/or internal auditors in connection with each annual, interim or special audit of the financial statements of NewAlliance and the NewAlliance Subsidiaries made by such accountants and/or internal auditors.

7.8.2 As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, NewAlliance will deliver to Westbank any and all Securities Documents filed by it with the SEC under the Securities Laws. As soon as practicable, NewAlliance will furnish to Westbank copies of all such financial statements and reports as it or any NewAlliance Subsidiary shall send to its shareholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby.

7.8.3 NewAlliance will advise Westbank promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of NewAlliance or any of the NewAlliance Subsidiaries.

7.8.4 NewAlliance will promptly furnish to Westbank such additional financial data as Westbank may reasonably request, including without limitation, detailed monthly loan reports.

7.9 Current Information. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, NewAlliance will cause one or more of its representatives to confer with representatives of Westbank and report on the general status of its ongoing operations at such times as Westbank may reasonably request. NewAlliance will promptly notify Westbank of any material change from the normal course of business of NewAlliance or NAB or in the operation of the properties of NewAlliance or NAB and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving NewAlliance or NAB.

7.10 Negative Covenants. NewAlliance agrees that from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, except as otherwise specifically permitted or required by this Agreement, or consented to by Westbank in writing which consent shall not unreasonably be withheld, conditioned or delayed, NewAlliance will not, and will cause each of the NewAlliance Subsidiaries not to;

(a) make any change in its accounting methods or practices, except changes as may be required by GAAP, PCAOB accounting pronouncements or by law or regulatory requirements;

(b) take any action that would result in the representations and warranties of NewAlliance and any NewAlliance Subsidiary contained in this Agreement not being true and correct in all material respects on the date of this Agreement or at the Closing Date;

(c) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Effective Time, (y) any of the conditions to the Merger set forth in Article IX not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation; or

(d) take any action that would prevent or impede the Merger or the Bank Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code; or

(e) agree to do any of the foregoing.

7.11 Access to Properties and Records. In order to facilitate the consummation of the Merger and the Bank Merger and the integration of the business and operations of the parties, subject to Section 12.1 hereof and subject to applicable laws relating to exchange of information, NewAlliance shall permit Westbank and its officers, employees, counsel, accountants and other authorized representatives, access, upon reasonable notice, to its personnel and properties and those of the NewAlliance Subsidiaries, and shall disclose and make available to Westbank during normal business hours throughout the period prior to the Effective Time all of the books, papers and records of NewAlliance or any NewAlliance Subsidiary relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement or other strategic alternatives) and shareholders' meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Westbank may have a reasonable interest; provided, however, that NewAlliance shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. In addition, NewAlliance and the NewAlliance subsidiaries shall not be required to disclose any analysis, minutes, or other materials pertaining to the financial or other evaluation or discussion of (i) this Agreement, or the transactions contemplated hereunder, or (ii) any third party proposal to acquire a controlling interest in NewAlliance. NewAlliance shall provide and shall request its auditors to provide Westbank with such historical financial information regarding NewAlliance and any NewAlliance Subsidiary (and related audit reports and consents) as Westbank may reasonably request for securities disclosure purposes. Westbank shall use reasonable efforts to minimize any interference with NewAlliance's and any NewAlliance Subsidiary's regular business operations during any such access to NewAlliance's or any NewAlliance Subsidiary's personnel, property, books or records.

7.12 Stock Listing. NewAlliance agrees to list on the NYSE (or such other national securities exchange on which the shares of the NewAlliance Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of NewAlliance Common Stock to be issued in the Merger.

7.13 Stock and Cash Reserve. NewAlliance agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of NewAlliance Common Stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1 Westbank Special Meeting.

Westbank will, in accordance with applicable law and Westbank's Articles of Organization and Bylaws, (i) as promptly as reasonably practicable take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Westbank Shareholders Meeting") for the purpose of approving the transactions contemplated by this Agreement, and for such other purposes as may be, in Westbank's and NewAlliance's reasonable judgment, necessary or desirable, (ii) subject to the fiduciary responsibility of the Board of Directors of Westbank as advised by counsel, recommend to its shareholders the approval of the aforementioned matters to be submitted by it to its shareholders and oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated herein (including the Bank Merger), and (iii) cooperate and consult with NewAlliance with respect to each of the foregoing matters. Except with the prior approval of NewAlliance, no other matters shall be submitted for approval of the Westbank shareholders at the Westbank Shareholders Meeting.

8.2 Proxy Statement - Prospectus.

8.2.1 For the purposes of (x) registering NewAlliance Common Stock to be offered to holders of Westbank Common Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the Westbank Shareholders Meeting, NewAlliance, at its expense, shall draft and prepare, and Westbank shall cooperate in the preparation of, an S-4 registration statement for the registration of the shares to be issued by NewAlliance in the Merger (the "Merger Registration Statement"), including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Westbank to the Westbank shareholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement-Prospectus"). NewAlliance shall provide Westbank and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Proxy Statement-Prospectus prior to the time they are initially filed with the SEC or any amendments are filed with the SEC. NewAlliance shall file the Merger Registration Statement with the SEC. Each of NewAlliance and Westbank shall use its best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Westbank shall thereafter promptly mail the Proxy Statement-Prospectus to its shareholders. NewAlliance shall also use its best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Westbank shall furnish to NewAlliance all information concerning Westbank and the holders of Westbank Common Stock as may be reasonably requested in connection with such action.

8.2.2 Westbank shall provide NewAlliance with any information concerning Westbank and its Subsidiaries that NewAlliance may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Proxy Statement-Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Westbank promptly copies of all correspondence between it or any of its representatives and the SEC. NewAlliance shall provide Westbank and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of NewAlliance and Westbank agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Westbank Common Stock entitled to vote at the Westbank Shareholders Meeting referred to in Section 8.1 hereof at the earliest practicable time.

8.2.3 Westbank and NewAlliance shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Westbank shall cooperate with NewAlliance in the preparation of a supplement or amendment to such Proxy Statement-Prospectus which corrects such misstatement or omission, and NewAlliance shall file an amended Merger Registration Statement with the SEC, and Westbank shall mail an amended Proxy Statement-Prospectus to Westbank's shareholders. Westbank, on the one hand, and NewAlliance on the other shall each provide to the other a "comfort" letter from its independent registered public accountant, dated as of the date of the Proxy Statement-Prospectus and updated as of the Effective Date of the Merger, with respect to certain financial information regarding Westbank and NewAlliance in the Proxy Statement-Prospectus, respectively, each in form and substance which is customary in transactions such as the Merger, unless waived by the Parties.

8.3 Regulatory Approvals. Each of Westbank, WB and NewAlliance will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including without limitation the Merger and the Bank Merger. Westbank and NewAlliance will furnish each other and each other's counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of NewAlliance, NAB, Westbank or WB to any governmental body in connection with the Merger, the Bank Merger, and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, NewAlliance, NAB, Westbank and WB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body prior to its filing.

8.4 Affiliates. Westbank shall use all reasonable efforts to cause each director, executive officer and other Person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Westbank to deliver to NewAlliance, as soon as practicable after the date of this Agreement and in no event later than thirty (30) days after the date this Agreement, a written agreement, in the form of Exhibit E hereto, providing that such Person will not sell, pledge, transfer or otherwise dispose of any shares of NewAlliance Common Stock to be received by such "affiliate," as a result of the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

8.5 Compliance with Anti-Trust Laws. Each of NewAlliance and Westbank shall use reasonable best efforts in good faith to resolve objections, if any, which may be asserted with respect to the Merger under anti-trust laws. In the event a suit is threatened or instituted challenging the Merger as violative of anti-trust laws, each of NewAlliance and Westbank shall use reasonable best efforts in good faith to avoid the filing of, or resist or resolve such suit. NewAlliance and Westbank shall use reasonable best efforts in good faith to take such action as may be required: (a) by the FRB, the Department, the Division, the Board of Bank Incorporation and the Antitrust Division of the DOJ or the United States Federal Trade Commission in order to resolve such objections as any of them may have to the Merger under antitrust laws, or (b) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order which has the effect of preventing the consummation of the Merger. Reasonable best efforts in good faith shall not include, among other things and only to the extent NewAlliance so desires, the willingness of NewAlliance to accept an order agreeing to the divestiture, or the holding separate, of any assets of NewAlliance or Westbank.

8.6 Execution of Bank Merger Agreement. Contemporaneously with the execution of this Agreement, WB and NAB each shall execute and deliver the Bank Merger Agreement, substantially in the form attached hereto as Exhibit A.

ARTICLE IX

CLOSING CONDITIONS

9.1 Conditions to Each Party's Obligations under this Agreement. The respective obligations of each party under this Agreement to proceed to Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

9.1.1 Shareholder Approval. This Agreement shall have been approved by the requisite vote of the shareholders of Westbank.

9.1.2 Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3 Regulatory Approvals. All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions that would, in the good faith reasonable judgment of the Board of Directors of NewAlliance, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Westbank, WB and NewAlliance or otherwise materially impair the value of Westbank or WB to NewAlliance.

9.1.4 Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of NewAlliance Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5 Tax Opinions. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing immediately prior to the Closing Date: (a) NewAlliance and NAB shall have received an opinion of NewAlliance and NAB's counsel, or such other qualified professional firm on which the parties shall agree, and (b) Westbank and WB shall have received an opinion of Westbank and WB's counsel, or such other qualified professional firm on which the parties shall agree, in each case reasonably acceptable in form and substance to NewAlliance, Westbank and WB dated as of the Closing Date, substantially to the effect that, for Federal income tax purposes:

(i) The Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

(ii) Neither the Merger nor the Bank Merger will adversely affect the Merger qualifying as a Reorganization within the meaning of Section 368(a) of the Code;

(iii) No gain or loss will be recognized by NewAlliance, NAB, Westbank or WB by reason of the Merger;

(iv) The exchange of Westbank Common Stock to the extent exchanged for NewAlliance Common Stock will not give rise to recognition of gain or loss for Federal income tax purposes to the shareholders of Westbank;

(v) Subject to any adjustments to basis as a result of any cash received in exchange for Westbank Common Stock, the basis of the NewAlliance Common Stock to be received (including any fractional shares deemed received for tax purposes) by a Westbank shareholder will be the same as the basis, as so adjusted, of the Westbank Common Stock surrendered pursuant to the Merger in exchange therefor; and

(vi) The holding period of the shares of NewAlliance Common Stock to be received by a shareholder of Westbank will include the period during which the shareholder held the shares of Westbank Common Stock surrendered in exchange therefor, provided the Westbank Common Stock surrendered is held as a capital asset at the Effective Time.

Each of NewAlliance, Westbank, NAB and WB shall provide a letter setting forth the facts, assumptions and representations on which such counsel may rely in rendering its opinion.

9.2 Conditions to the Obligations of NewAlliance under this Agreement. The obligations of NewAlliance under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing:

9.2.1 Representations and Warranties. Except as otherwise contemplated by this Agreement or consented to in writing by NewAlliance, the representations and warranties of Westbank and WB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and Westbank shall have delivered to NewAlliance a certificate of Westbank to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Westbank as of the Effective Time.

9.2.2 Agreements and Covenants. As of the Closing Date, Westbank and each Westbank Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Date under this Agreement, and NewAlliance shall have received a certificate signed on behalf of Westbank by the Chief Executive Officer and Chief Financial Officer of Westbank to such effect dated as of the Effective Time.

9.2.3 Permits, Authorizations, Etc. Westbank and the Westbank Subsidiaries shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by Westbank and the Bank Merger by WB, the failure to obtain which would have a Material Adverse Effect on Westbank and its Subsidiaries, taken as a whole.

9.2.4 No Material Adverse Effect. Since December 31, 2005, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Westbank or WB, or both.

9.3 Conditions to the Obligations of Westbank under this Agreement. The obligations of Westbank under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing:

9.3.1 Representations and Warranties. Except as otherwise contemplated by this Agreement or consented to in writing by Westbank, the representations and warranties of NewAlliance and NAB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date); and NewAlliance shall have delivered to Westbank a certificate of NewAlliance to such effect signed by the Chief Executive Officer and the Chief Financial Officer of NewAlliance as of the Effective Time.

9.3.2 Agreements and Covenants. As of the Closing Date, NewAlliance and each NewAlliance Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Date under this Agreement, and Westbank shall have received a certificate signed on behalf of NewAlliance by the Chief Executive Officer and Chief Financial Officer of NewAlliance to such effect dated as of the Effective Time.

9.3.3 Permits, Authorizations, Etc. NewAlliance and the NewAlliance Subsidiaries shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by NewAlliance and the Bank Merger by NAB, the failure to obtain which would have a Material Adverse Effect on NewAlliance and its Subsidiaries, taken as a whole.

9.3.4 Payment of Merger Consideration. NewAlliance shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Westbank with a certificate evidencing such delivery.

9.3.5 No Material Adverse Effect. Since December 31, 2005, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NewAlliance or NAB, or both.

ARTICLE X

THE CLOSING

10.1 Time and Place. Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Tyler Cooper & Alcorn, LLP, 205 Church Street, New Haven, Connecticut at 10:00 a.m. on January 2, 2007, or such other date as the parties may mutually agree, but in no event prior to January 1, 2007 and in no event prior to the date on which the last condition precedent pursuant to this Agreement has been fulfilled or waived, including the expiration of any applicable waiting period.

10.2 Deliveries at the Closing. At the Closing there shall be delivered (i) to NewAlliance and Westbank the certificates and other documents and instruments required to be delivered at the Closing under Article IX hereof and (ii) to the Exchange Agent on behalf of Westbank the Merger Consideration required to be delivered at the Closing under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of WestBank:

11.1.1 By the mutual written agreement of NewAlliance and Westbank;

11.1.2 By either NewAlliance or Westbank, provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein, if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach (i) by its nature cannot be cured, or (ii) shall not have been cured within thirty (30) days after written notice by the non-breaching party to the breaching party, provided that, in the event the breach cannot reasonably be cured within the specified thirty (30) day period, the time to cure shall be extended to such time as reasonably may be necessary to effect the cure, not to exceed an additional thirty (30) days (sixty (60) days in the aggregate), conditioned upon the breaching party commencing to cure the breach within fifteen (15) days after notice of the breach, providing written notice to the non-breaching party within such fifteen (15) day period of the breaching party's inability to complete the cure within the specified thirty (30) day period and thereafter diligently and continuously prosecuting the cure to completion. For purposes of this Section 11.1.2, a material breach shall be deemed to be a breach which has, either individually or in the aggregate, a Material Adverse Effect on (x) the party making such representations or warranties or (y) the consummation of the Merger, the Bank Merger, and the other transactions contemplated hereby, provided, that if the applicable representation or warranty by its terms already is limited to a Material Adverse Effect, this provision shall not be deemed to further limit or qualify the representation or warranty;

11.1.3 By either NewAlliance or Westbank, provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein, if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, including also any failure to satisfy a condition to Closing, which failure (i) by its nature cannot be cured, or (ii) shall not have been cured within thirty (30) days after written notice by the non-breaching party to the breaching party, provided that, in the event the breach cannot reasonably be cured within the specified thirty (30) day period, the time to cure shall be extended to such time as reasonably may be necessary to effect the cure, not to exceed an additional thirty (30) days (sixty (60) days in the aggregate), conditioned upon the breaching party commencing to cure the breach within fifteen (15) days after notice of the breach, providing written notice to the non-breaching party within such fifteen (15) day period of the breaching party's inability to complete the cure within the specified thirty (30) day period and thereafter diligently and continuously prosecuting the cure to completion. For purposes of this Section 11.1.3, a material failure to perform or comply shall be deemed to be a failure which has, either individually or in the aggregate, a Material Adverse Effect on (x) the party so failing or (y) the consummation of the Merger, the Bank Merger, and the other transactions contemplated hereby, provided, that if the applicable performance obligation by its terms already is limited to a Material Adverse Effect, this provision shall not be deemed to further limit or qualify the performance obligation;

11.1.4 By (a) Westbank, if the Merger Registration Statement shall not have been declared effective, within the meaning of the Securities Laws, by the SEC by December 31, 2006, or (b) either NewAlliance or Westbank, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by NewAlliance and Westbank; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure to achieve effectiveness of the Merger Registration Statement or of the Closing to have occurred on or before said date was due to such party's breach of any of its obligations under this Agreement;

11.1.5 By either NewAlliance or Westbank if the shareholders of Westbank shall have voted at the Westbank shareholders meeting on this Agreement and such vote shall not have been sufficient to approve the Agreement;

11.1.6 By either NewAlliance or Westbank if (i) final action has been taken by a Governmental Entity whose approval is required in connection with this Agreement or the Bank Merger Agreement and the transactions contemplated hereby or thereby, which final action (x) has become non-appealable and (y) does not approve this Agreement or the Bank Merger Agreement or the transactions contemplated hereby or thereby, (ii) any regulatory authority whose approval or non-objection is required in connection with this Agreement or the Bank Merger Agreement and the transactions contemplated hereby or thereby, has stated in writing that it will not issue the required approval or non-objection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or the Bank Merger and such order, decree, ruling or other action shall have become final and non-appealable, any of the foregoing being termed an "Adverse Action", provided that each party shall use their respective reasonable best efforts to obtain all necessary approvals from any applicable Governmental Entity and to timely and fully address any objections raised or questions posed by such Governmental Entity;

11.1.7 By NewAlliance if at any time prior to the Westbank Shareholder meeting, (a) Westbank shall have materially breached Section 6.10 of this Agreement, (b) the Westbank Board of Directors shall have failed for any reason to make its recommendation referred to in Section 8.1, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of NewAlliance or (c) Westbank shall have materially breached its obligations under Section 8.1 by failing to call, give notice of, convene and hold the Westbank Shareholders Meeting in accordance with Section 8.1.

11.1.8 By NewAlliance if a tender offer or exchange offer for 25% or more of the outstanding shares of Westbank Common Stock is commenced (other than by NewAlliance), and the Westbank Board of Directors recommends that the shareholders of Westbank tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

11.1.9 At any time prior to the Westbank Shareholders Meeting, by Westbank in order to concurrently enter into an acquisition agreement or similar agreement (each, an "Acquisition Agreement") with respect to a Superior Proposal which has been received and considered by Westbank and the Westbank Board of Directors in compliance with Section 6.10 hereof, provided, however, that this Agreement may be terminated by Westbank pursuant to this Section 11.1.9 only after the fifth (5th) Business Day following NewAlliance's receipt of written notice from Westbank advising NewAlliance that Westbank is prepared to enter into an Acquisition Agreement with respect to a Superior Proposal, and only if, during such five (5)-Business Day period, NewAlliance does not, in its sole discretion, make an offer to Westbank that Westbank's Board of Directors determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

11.2 Effect of Termination.

11.2.1 In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.1, 11.3, 12.1, 12.2, 12.6, 12.9, 12.10, this Section 11.2, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2 In the event of termination of this Agreement pursuant to Section 11.1, except as provided in Section 11.2.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

11.2.3 In recognition of the efforts, expenses and other opportunities foregone by NewAlliance while structuring and pursuing the Merger, the parties hereto agree that Westbank shall pay to NewAlliance a termination fee of $4,500,000 (the "Westbank Termination Fee") in the manner and subject to the conditions set forth below if:

(i) this Agreement is terminated by NewAlliance pursuant to Sections 11.1.7 or 11.1.8;

(ii) this Agreement is terminated by Westbank pursuant to Section 11.1.9; or

(iii) this Agreement is terminated by (A) NewAlliance pursuant to Section 11.1.2 or 11.1.3 or (B) by either NewAlliance or Westbank pursuant to Section 11.1.5, and in the case of any termination pursuant to Section 11.1.2, 11.1.3 or 11.1.5 an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of Westbank or the Westbank Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the date of termination of this Agreement in the case of clause (A), or the date of the vote of the shareholders of Westbank in the case of clause (B), and in any such event, Westbank or WB enters into any agreement with respect to, or consummates, an Acquisition Transaction within twelve (12) months after such termination of this Agreement.

In the event the Westbank Termination Fee shall become payable pursuant to Section 11.2.3 (i) or (ii), Westbank shall pay to NewAlliance the Westbank Termination Fee on or before the third Business Day following the date of termination of this Agreement. In the event the Westbank Termination Fee shall become payable pursuant to Section 11.2.3 (iii), Westbank shall pay to NewAlliance the Westbank Termination Fee on the date of execution of such agreement or consummation of the Acquisition Transaction. Any amount that becomes payable pursuant to this Section 11.2.3 shall be paid by wire transfer of immediately available funds to an account designated by NewAlliance.

11.2.4 If payment of the Westbank Termination Fee is timely made, then NewAlliance will not have any other rights or claims against Westbank, any Westbank Subsidiaries, or their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Westbank Termination Fee under Section 11.2.3 will constitute the sole and exclusive remedy of NewAlliance against Westbank, any Westbank Subsidiaries, or their respective officers and directors. If Westbank fails to pay the amounts due under Section 11.2.3 above within the time period specified therein, Westbank shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by NewAlliance in connection with any action in which it prevails, including the filing of any lawsuit taken to collect payment of such amount, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

11.3 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Westbank), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Westbank, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to Westbank's shareholders or Option holders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1 Confidentiality. Except as specifically set forth herein, NewAlliance and Westbank mutually agree to be bound by the terms of the confidentiality agreement dated as of June 7, 2006 (the "Confidentiality Agreement") previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

12.2 Public Announcements. Westbank and NewAlliance shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, except as may be otherwise required by law, and neither Westbank nor NewAlliance shall issue any joint news releases with respect to this Agreement unless such news releases have been mutually agreed upon in writing by the parties hereto, except as required by law.

12.3 Survival. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Date, other than those covenants set forth in Sections 2.5, 2.6, 7.6, and 7.7, which shall survive or be performed after the Effective Date.

12.4 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram, telex or fax addressed as follows:

If to Westbank or WB, to:

Westbank
225 Park Avenue
West Springfield, MA 01090-0149
Attention: Donald R. Chase
Fax: (413) 747-1468

With required copies to:

Thacher Proffitt & Wood LLP
1700 Pennsylvania Avenue, N.W.
Suite 800
Washington, D.C. 20006
Attention: Richard A. Schaberg, Esq.
Fax: (202) 626-1930

If to NewAlliance or NAB, to:

NewAlliance Bank
195 Church Street
New Haven, CT 06510
Attention: Merrill B. Blanksteen, Executive Vice President and CFO
Fax: 203-789-2650

With required copies to:

Tyler Cooper & Alcorn, LLP
185 Asylum Street - 35th Floor
Hartford, Connecticut 06103-3488
Attention: William W. Bouton III, Esq.
Fax: (860) 278-3802

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

12.5 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as otherwise expressly provided in this Agreement) nothing in this Agreement is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement other than the severance benefits described in Section 7.5.4 and the insurance provided under Section 7.6.

12.6 Complete Agreement. This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, together with the Confidentiality Agreement referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7 Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

12.8 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9 Governing Law. This Agreement shall be governed by the laws of the State of Connecticut, without giving effect to conflicts of laws principles that would require the application of any other law.

12.10 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1"). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

12.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, NewAlliance, NAB, Westbank and WB have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

NEWALLIANCE BANCSHARES, INC.

By: /s/ Merrill B. Blanksteen
Name: Merrill B. Blanksteen
Title: Executive Vice President and Chief Financial Officer

NEWALLIANCE BANK

By: /s/ Merrill B. Blanksteen
Name: Merrill B. Blanksteen
Title: Executive Vice President and Chief Financial Officer

WESTBANK CORPORATION

By: /s/ Donald R. Chase
Name: Donald R. Chase
Title: President and Chief Executive Officer

WESTBANK

By: /s/ Donald R. Chase
Name: Donald R. Chase
Title: President and Chief Executive Officer

EXHIBIT A

FORM OF BANK MERGER AGREEMENT

ARTICLES OF COMBINATION
and
BANK MERGER AGREEMENT

These Articles of Combination and Bank Merger Agreement (the "Bank Merger Agreement") are made and entered into this 18th day of July, 2006 between NewAlliance Bank, a Connecticut chartered savings bank ("NAB"), and WESTBANK, a Massachusetts chartered bank and trust company ("WB").

WITNESSETH

WHEREAS, NewAlliance Bancshares, Inc., a Delaware corporation, ("NewAlliance") Westbank, a Massachusetts corporation ("Westbank") have entered into an Agreement and Plan of Merger dated as of July 18, 2006 (the "Agreement");

WHEREAS, NAB is a wholly owned subsidiary of NewAlliance, and WB is a wholly owned subsidiary of Westbank;

WHEREAS, pursuant to the Agreement, NewAlliance has acquired Westbank through a merger of Westbank with and into NewAlliance with NewAlliance being the surviving entity, and NAB will acquire WB through a merger of WB with and into NAB, with NAB being the surviving bank;

WHEREAS, NAB has issued and outstanding 1,000 shares of common stock, par value $.01 per share ("NAB Common Stock"), and WB has issued and outstanding 335,337 shares of common stock, par value $5.00 per share ("WB Stock"); and

WHEREAS, all of the issued and outstanding shares of NAB Common Stock and all of the issued and outstanding shares of WB Stock have been voted in favor of the merger of WB with and into NAB;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Agreement, the parties hereto do mutually agree, intending to be legally bound, as follows:

ARTICLE 1
DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

1.1 "Bank Merger" shall refer to the merger of WB with and into NAB as provided in Section 2.1 of this Bank Merger Agreement.

1.2 "Connecticut Banking Commissioner" shall mean the Banking Commissioner of the State of Connecticut.

1.3 "Effective Time" shall mean the date and time at which the Bank Merger contemplated by this Bank Merger Agreement becomes effective as provided in Section 2.2 hereof.

1.4 "Massachusetts Commissioner of Banks" shall mean the Commissioner of Banking of the Commonwealth of Massachusetts.

1.5 "Massachusetts Division of Banks" shall mean the Division of Banks of the Commonwealth of Massachusetts.

1.6 "Merging Banks" shall collectively refer to WB and NAB.

1.7 "SOS" means the Office of the Connecticut Secretary of the State.

1.8 "Surviving Bank" shall refer to NAB as the surviving bank in the Bank Merger. The location of the main office will be in the City of New Haven, Connecticut.

ARTICLE 2
TERMS OF THE BANK MERGER

2.1 The Bank Merger

(a) Subject to the terms and conditions set forth in the Agreement at the Effective Time, WB shall be merged with and into NAB pursuant to Sections 36a-410a and 36a-412 of the Connecticut Banking Law and Massachusetts General Laws Chapter 172, Section 36. NAB shall be the Surviving Bank in the Bank Merger. shall continue to be regulated by the Connecticut Banking Commissioner and, to the extent of the Surviving Bank's operations located in Massachusetts, the Massachusetts Commissioner of Banks.

(b) As a result of the Bank Merger,

(i)	each share of WB Stock issued and outstanding prior to the Effective Time shall automatically be canceled and shall cease to exist as shares of capital stock of WB or the Surviving Bank; and

(ii)	the 1,000 shares of NAB Common Stock issued and outstanding immediately prior to the Effective Time shall constitute all of the issued and outstanding shares of the Surviving Bank.

(c) The Bank Merger shall have the effects set forth at Sections 36a-410a and 36a-412 of the Connecticut Banking Law.

2.2 Effective Time

The Bank Merger shall become effective as of the close of business on the date that this Bank Merger Agreement and Articles of Combination are filed with the SOS and the Secretary of the Commonwealth of Massachusetts, or such other time as stated in such documents. The Bank Merger shall not be effective unless and until approved by the Banking Commissioner and all other "Governmental Entities" as contemplated by the Agreement.

2.3 Name of the Surviving Bank

      The name of the Surviving Bank shall be "NewAlliance Bank."

2.4 Charter

On and after the Effective Time, the Articles of Organization, as amended, of WB in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Bank, until further amended in accordance with applicable law.

2.5 Bylaws

On and after the Effective Time, the Bylaws, as amended, of NAB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank, until further amended in accordance with applicable law.

2.6 Directors and Officers

The directors of Surviving Bank immediately after the Effective Time shall be the directors of NAB immediately prior to the Effective Time. The officers of NAB immediately prior to the Effective Time, together with any additional officers of WB as the Directors of NAB may appoint, shall be the officers of the Surviving Bank immediately after the Effective Time.

2.7 Effects of the Merger.

(a) Upon consummation of the Bank Merger, and in addition to the effects under applicable law, including without limitation Sections 36a-410a and 36a-412 of the Connecticut Banking Law,

(i) all rights, franchises and interests of WB in and to every type of property (real, personal and mixed), tangible and intangible, and chooses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of the mentally impaired, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by WB immediately prior to the Effective Time; and

(ii) the Surviving Bank shall be liable for all liabilities of WB, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of WB shall be preserved unimpaired.

ARTICLE 3
MISCELLANEOUS

3.1 Amendments

To the extent permitted by law, this Bank Merger Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

3.2 Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of WB acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (ii) otherwise carry out the purposes of this Bank Merger Agreement, WB and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Bank Merger Agreement; and the proper officers and directors of the Surviving Bank are fully authorized in the name of WB or otherwise to take any and all such action.

3.3 Successors

This Bank Merger Agreement shall be binding on the successors of NAB and WB.

3.4 Counterparts

This Bank Merger Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and each of which shall be deemed to be an original, and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

In accordance with the procedures set forth in the Banking Law of the State of Connecticut and other applicable law, NAB and WB have caused this Bank Merger Agreement to be executed by their duly authorized representatives on the date indicated.

NEWALLIANCE BANK

By: ______________________________
Name: Merrill B. Blanksteen
Title: Executive Vice President and Chief Financial Officer

ATTEST:

By: __________________________
Name: Brian S. Arsenault
Title: Executive Vice President and Corporate Secretary

The Board of Directors of NewAlliance Bank

______________________	_____________________
Roxanne J. Coady	John F. Croweak

______________________	_____________________
Sheila B. Flanagan	Richard J. Grossi

______________________	_____________________
Robert J. Lyons Jr.	Eric A. Marziali

______________________	_____________________
Julia M. McNamara	Peyton R. Patterson

______________________	_____________________
Joseph H. Rossi	Gerald B. Rosenberg

_____________________	_____________________
Cornell Scott	Nathaniel D. Woodson

_____________________
Joseph A. Zaccagnino

WESTBANK

By: ____________________________
Name: Donald R. Chase
Title: President and Chief Executive Officer

ATTEST:

By: ____________________________
Name: __________________________
Title: ___________________________

The Board of Directors of Westbank

______________________	_____________________
Ernest N. LaFlamme, Jr.,	G. Wayne McCary

______________________	_____________________
Mark A. Beauregard	Robert J. Perlak

______________________	_____________________
David R. Chamberland	George R. Sullivan

______________________	_____________________
Donald R. Chase	James E. Tremble

EXHIBIT B

FORM OF VOTING AGREEMENT

July 18, 2006

NewAlliance Bancshares, Inc.
195 Church Street
New Haven, Connecticut 06510

Ladies and Gentlemen:

The undersigned is a director or executive officer of Westbank Corporation ("Westbank") and is the beneficial holder of shares of common stock of Westbank ("Westbank Common Stock").

Westbank and NewAlliance Bancshares, Inc. ("NewAlliance") are considering the execution of an Agreement and Plan of Merger ("Agreement") contemplating the merger of Westbank with and into NewAlliance, with NewAlliance as the surviving corporation of the merger (the "Merger"), and the merger of Westbank ("WB") with and into NewAlliance Bank ("NAB"), with NAB as the surviving corporation (the "Bank Merger"), such execution being a condition in the case of NewAlliance to the execution and delivery of this letter agreement ("Letter Agreement"). In consideration of the substantial expenses that NewAlliance will incur in connection with the transactions contemplated by the Agreement and in order to induce NewAlliance to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of Westbank and not in his or her capacity as a director or executive officer of Westbank, as follows:

1. The undersigned, while this Letter Agreement is in effect, shall vote or cause to be voted in favor of the Agreement and the Merger all of the shares of Westbank Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this Letter Agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise (the "Subject Shares"), at the special meeting of Westbank's shareholders to be called and held following the date hereof, to consider the Agreement, the Merger and the Bank Merger (the "Special Meeting"). The undersigned shall not sell, pledge, transfer or otherwise dispose of any Subject Shares, provided, however, the undersigned may pledge Subject Shares acquired hereafter in order to secure indebtedness to a financial institution incurred by the undersigned to finance the exercise price of Options to acquire such Subject Shares; and provided further, however, that the undersigned may transfer his or her Subject Shares to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Code, lineal descendents or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this Letter Agreement. The Subject Shares owned by the undersigned as of the date of this Letter Agreement are identified on Annex I.

2. At any meeting of shareholders of Westbank, however called, or at any adjournment thereof, or in any other circumstances in which the undersigned is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by NewAlliance, the undersigned shall vote or cause to be voted the Subject Shares against the following actions:

(i) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Westbank or WB under the Agreement or of the undersigned hereunder; or

(ii) any action or agreement that could reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger or the Bank Merger, including, but not limited to:

(A) the adoption by Westbank of any proposal or offer with respect to any of the following (other than the transactions contemplated by the Agreement) involving Westbank or any Westbank Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or

(B) after the Agreement and Merger have been approved by the shareholders of Westbank, any action to abandon the Agreement and Merger. The undersigned further agrees not to commit or agree to take any action inconsistent with the foregoing agreements.

3. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, NewAlliance shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

4. The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this Letter Agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of Westbank and shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or executive officer of Westbank.

5. This Letter Agreement shall automatically terminate if the Agreement is not entered into by the parties thereto or upon termination of the Agreement in accordance with its terms.

7. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the undersigned has executed this Letter Agreement as of the date first above written.

Very truly yours,

________________________________________

Name: __________________________________

Accepted and agreed to as of the date first above written:

NEWALLIANCE BANCSHARES, INC.

By:  _____________________________

Name:  ___________________________

Title:  ____________________________

EXHIBIT C

FORM OF TERMINATION, RELEASE AND NONCOMPETITION AGREEMENT

This Termination, Release and Noncompetition Agreement (the “Agreement”) is entered into as of July 18, 2006 by and among _________________ (the “Executive”), Westbank Corporation (“WBC”), a Massachusetts corporation, Westbank, a Massachusetts chartered bank and trust company and a wholly-owned subsidiary of WBC, and NewAlliance Bancshares, Inc. (“NewAlliance”), a Delaware corporation.

RECITALS:

WHEREAS, NewAlliance, NewAlliance Bank, WBC and Westbank are entering into an Agreement and Plan of Merger, dated as of July 18, 2006 (the “Merger Agreement”); and

WHEREAS, Section 7.5.7 of the Merger Agreement provides that NewAlliance, WBC, Westbank and the Executive shall enter into this Agreement, which shall terminate the employment agreement between WBC and the Executive dated December 17, 2003 (the “Employment Agreement”) as of the Effective Time of the Merger, and in lieu of any rights and payments under the Employment Agreement, the Executive shall be entitled to the rights and payments set forth herein;

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, WBC, Westbank and NewAlliance agree as follows:

1. Actions to be Taken in 2006.

(a) The Executive hereby agrees to take the following actions between the date hereof and December 29, 2006, it being the intention of the parties hereto that all of such actions shall be fully effective and consummated no later than December 29, 2006 (or such other date as may be specified below):

(i) consent, to the extent any such consent is required by the Executive, to the accelerated vesting as of the date the shareholders of WBC approve the Merger Agreement of all unvested restricted stock awards granted to the Executive with respect to the common stock of WBC, provided that any unvested restricted stock awards scheduled to vest prior to such date shall vest on their originally scheduled vesting date;

(ii) exercise on or before December 22, 2006 all non-qualified stock options held by the Executive to purchase the common stock of WBC;

(iii) accept a lump sum cash payment from WBC or Westbank on December 22, 2006 in the amount of $_______ (with applicable withholding taxes to be subtracted from such amount), representing a partial prepayment of the cash severance the Executive is entitled to under Section 9(b)(iv) of the Employment Agreement;

(iv) accept a lump sum cash payment from WBC or Westbank on December 22, 2006 in the amount of $_________ (with applicable withholding taxes to be subtracted from such amount), in full satisfaction of both WBC’s obligations under Section 9(b)(vii) of the Employment Agreement and NewAlliance’s agreement to extend such benefits to cover the years 2010 and 2011;

(v) accept on or before December 29, 2006 such prepayment, if any, of the dollar amount specified in Section 2(a) below that may be mutually agreed to by WBC and NewAlliance in order to avoid the potential reduction in payments under Section 2(c) below; and

(vi) cooperate with NewAlliance and WBC and take such other steps as may in good faith be requested of the Executive by NewAlliance in order to avoid the potential reduction in payments under Section 2(c) below.

(b) WBC shall take all steps necessary to accelerate as of the date the shareholders of WBC approve the Merger Agreement the vesting of all of the unvested restricted stock awards granted to the Executive, and WBC or Westbank shall pay to the Executive on December 22, 2006 the amounts specified in Sections 1(a)(iii) and (iv) above.

(c) In the event the above actions are taken but are insufficient to avoid the potential reduction in payments under Section 2(c) below, then WBC or Westbank shall prepay to the Executive on or before December 29, 2006 such portion of the dollar amount specified in Section 2(a) below as shall be mutually agreed to by WBC and NewAlliance (which agreement shall not be unreasonably withheld or delayed).

2. Payments to Be Made as of the Effective Time of the Merger.

(a) As of the Effective Time of the Merger, provided the Executive is still employed by WBC immediately prior to such date and provided that the Executive and WBC have taken all of the actions required to be taken pursuant to Section 1 hereof, and in consideration of the obligations and commitments of the Executive under this Agreement, WBC or Westbank shall pay to the Executive a lump sum cash amount equal to $_________, subject to adjustment as set forth in Section 2(c) below (the “Maximum Amount”), less applicable tax withholdings and less any portion thereof that is prepaid in December 2006 pursuant to Sections 1(a)(v) and 1(c) above. In consideration of such payment and the other provisions of this Agreement, the Executive, WBC, Westbank and NewAlliance hereby agree that the Employment Agreement and the Executive’s employment with WBC shall be terminated without any further action of any of the parties hereto, effective immediately prior to the Effective Time of the Merger, except as set forth in Section 4 hereof. The Executive agrees that the above payment shall be in complete satisfaction of all of his rights to payments or benefits under the Employment Agreement, except as set forth in Section 4 hereof.

(b) WBC and the Executive represent and warrant that the information with respect to the Executive contained in Section 4.14.8 of the WBC Disclosure Schedule to the Merger Agreement accurately reflects the Executive’s taxable Form W-2 income for each of the four years ended December 31, 2005 and contains a complete listing of all payments or benefits to the Executive that could be deemed to be a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), based on the assumptions set forth in such schedule.

(c) Each of the parties hereto agrees that if the actions specified in Section 1 above are taken as required, then based on Section 2(b) above the payments and benefits to be provided to the Executive should not trigger any tax reimbursement payments pursuant to Section 12 of the Employment Agreement. In the event any of the actions specified in Section 1 above is not taken as required, or if any of the representations in Section 2(b) is not correct, and if such failure results in the Maximum Amount, either alone or together with other payments and benefits which the Executive has the right to receive from NewAlliance, WBC or Westbank, whether pursuant to this Agreement or otherwise, being a “parachute payment” under Section 280G of the Code, then the Maximum Amount payable by WBC or Westbank pursuant to Section 2(a) hereof shall be reduced by the amount which is the minimum necessary to result in no portion of the payment payable by WBC or Westbank under Section 2(a) being non-deductible to WBC, Westbank or NewAlliance (or any successors thereto) pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If any of the payments or benefits to be provided by WBC, Westbank or NewAlliance are subject to the excise tax imposed by Section 4999 of the Code but are not required to be reduced by this Section 2(c), then the indemnity under Section 12 of the Employment Agreement (which section remains in full force and effect pursuant to Section 4 of this Agreement) shall be provided to the Executive by NewAlliance; provided, however, that if the amount of the indemnity is known as of the Effective Time of the Merger, then such indemnity shall be provided by either WBC or Westbank at the request of NewAlliance.

(d) As of the Business Day immediately prior to the Effective Date of the Merger, provided the Executive is still employed by WBC immediately prior to such date, WBC or Westbank shall pay to the Executive an additional lump sum cash amount equal to $_________, less applicable tax withholdings, in complete satisfaction of all of the Executive’s rights to payments or benefits under the Executive Supplemental Retirement Plan Agreement between the Executive and Westbank (formerly Park West Bank and Trust Company) dated July 2, 2001 (the “SERP Agreement”). In consideration of such payment, the parties hereto agree that the SERP Agreement shall be terminated without any further action of any of the parties hereto on or before the date of such payment in accordance with the terms of the Merger Agreement.

(e) As of the Effective Time of the Merger, the Executive shall be given the opportunity to purchase the automobile currently provided to him by Westbank at the purchase price specified in the motor vehicle lease agreement covering such automobile if he wishes to do so, provided that in no event shall such fair market value be less than the greater of (i) the Kelley blue book value of such automobile as of the Effective Time, or (ii) WBC’s book value or residual leasehold interest in such automobile as of the Effective Time.

(f) The parties hereto agree that the payments pursuant to Sections 1(a)(iii), (iv) and (v) above should not trigger any of the excise taxes or interest penalties under Section 409A of the Code based on the current provisions of such section and the proposed regulations issued under Section 409A of the Code. However, in the event the final regulations issued under Section 409A are construed so as to impose the excise tax and interest penalties specified under Section 409A of the Code on any of the payments under Sections 1(a)(iii), (iv) or (v) of this Agreement, then NewAlliance shall provide a tax indemnification to the Executive so that the Executive is in the same after-tax position he would have been in if the excise tax and interest penalties under Section 409A of the Code had not been imposed on such payments; provided, however, that if the amount of the indemnity is known as of the Effective Time of the Merger, then such indemnity shall be provided by either WBC or Westbank at the request of NewAlliance.

3. Payment of Fringe Benefits.

(a) NewAlliance agrees to provide the Executive with continued health, dental, life and disability coverage, pursuant to either the policies currently offered by WBC and Westbank or the policies to be offered by NewAlliance to the Continuing Employees of WBC, until the earlier of thirty-six (36) calendar months following the Effective Time of the Merger or the Executive’s commencement of full-time employment with a new employer, subject to the terms and conditions of such policies, with the Executive responsible for paying the same share of any premiums, copayments or deductibles as if he was an employee and with the disability and life insurance coverage subject to the maximum coverage limits in the current policies of WBC or Westbank, except as set forth below in this Section 3(a). The health and dental coverage shall include any dependents of the Executive who are covered by WBC or Westbank as of the date of this Agreement and who remain covered by WBC or Westbank as of the Effective Time of the Merger. In the event the Executive’s participation in any such plan is barred, NewAlliance shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have received under such plans from which his continued participation is barred or pay to the Executive a cash amount equal to the amount NewAlliance would have paid for such coverage if the Executive was still an employee. In addition, notwithstanding the foregoing, if the provision of any of the benefits covered by this Section 3(a) would trigger the 20% tax and interest penalties under Section 409A of the Code either due to the nature of such benefit or the length of time it is being provided, then the benefit(s) that would trigger such tax and interest penalties due to the nature of the benefit shall not be provided at all and the benefit(s) that would trigger the tax and interest penalties if provided beyond the “limited period of time” set forth in the regulations under Section 409A shall not be provided beyond such limited period of time (collectively, the “Excluded Benefits”), and in lieu of the Excluded Benefits NewAlliance shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the amount NewAlliance would have paid for such Excluded Benefits in the absence of Section 409A of the Code.

(b) In calculating the value of the benefits to be provided pursuant to Section 3(a) above, the parties agree to assume that the premiums in effect as of August 31, 2006 will increase by 15% per year to cover anticipated premium increases over the 36 month period specified in Section 3(a) above.

4. Releases. Upon payment of the amounts set forth in Section 2(a) hereof (as such amount may be adjusted pursuant to Section 2(c) hereof) and in Section 2(d) hereof, the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge WBC and its successors from any obligation under the Employment Agreement, except for the provisions of Sections 12, 13(b) and 13(c) of the Employment Agreement which shall remain in full force and effect, and under the SERP Agreement. The obligations of NewAlliance to provide benefits pursuant to Section 3 above shall continue for the period specified therein. This Agreement shall not release WBC or NewAlliance from any of the following: (a) obligations to pay to the Executive wages earned up to the Effective Time of the Merger; (b) the payment of any of the Executive’s vested benefits, or honoring any of the Executive’s rights, under the WBC Employee Plans, excluding any bonus plans, employment agreement or other severance agreement or plan, (c) the payment of the Merger Consideration with respect to the Executive’s common stock of WBC or stock options or restricted stock awards with respect to the common stock of WBC, or (d) the obligations of NewAlliance under Section 7.6 of the Merger Agreement.

5. Non-Competition Provisions. The Executive agrees that during the 12-month period immediately following the Effective Date of the Merger (the “Non-Competition Period”), the Executive will not (i) engage in, become interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a shareholder in a corporation, or become associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise or entity located in either Hampden County in the Commonwealth of Massachusetts or Windham County in the State of Connecticut (collectively, the “Counties” and individually a “County”), which proprietorship, partnership, corporation, enterprise or other entity is engaged in any line of business conducted by NewAlliance, NewAlliance Bank or any of their subsidiaries immediately following the Effective Time of the Merger, including but not limited to entities which lend money and take deposits (in each case, a “Competing Business”), provided, however, that this provision shall not prohibit the Executive from owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any Competing Business if such common stock is publicly traded, (ii) solicit or induce, or cause others to solicit or induce, any employee of NewAlliance or any of its subsidiaries to leave the employment of such entities, or (iii) solicit (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of NewAlliance or any of its subsidiaries) any customer of NewAlliance or any of its subsidiaries to transact business with any Competing Business, or to reduce or refrain from doing any business with NewAlliance or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between NewAlliance or its subsidiaries and any such customers.

6. Enforcement.

(a) This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Connecticut, without reference to its principles of conflict of laws, except to the extent that federal law shall be deemed to preempt such state laws.

(b) It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the Agreement. The covenants in Section 5 of this Agreement with respect to the Counties shall be deemed to be separate covenants with respect to each County, and should any court of competent jurisdiction conclude or find that this Agreement or any portion is not enforceable with respect to a County, such conclusion or finding shall in no way render invalid or unenforceable the covenants herein with respect to the other County. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this Agreement in order to render the same valid and enforceable.

(c) The Executive acknowledges that NewAlliance and NewAlliance Bank would not have entered into the Merger Agreement or intend to consummate the Merger unless the

Executive had, among other things, entered into this Agreement. Any breach of Section 5 of this Agreement will result in irreparable damage to NewAlliance and NewAlliance Bank for which NewAlliance and NewAlliance Bank will not have an adequate remedy at law. In addition to any other remedies and damages available to NewAlliance and NewAlliance Bank, the Executive further acknowledges that NewAlliance and NewAlliance Bank shall be entitled to seek injunctive relief hereunder to enjoin any breach of Section 5 of this Agreement, and the parties hereby consent to any injunction issued in favor of NewAlliance and NewAlliance Bank by any court of competent jurisdiction, without prejudice to any other right or remedy to which NewAlliance and NewAlliance Bank may be entitled. The Executive represents and acknowledges that, in light of his experience and capabilities, the Executive can obtain employment with other than a Competing Business or in a business engaged in other lines and/or of a different nature than those engaged in by NewAlliance or its subsidiaries or affiliates, and that the enforcement of a remedy by way of injunction will not prevent the Consultant from earning a livelihood. Each of the remedies available to NewAlliance and NewAlliance Bank in the event of a breach by the Consultant shall be cumulative and not mutually exclusive.

7. General.

(a) Heirs, Successors and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

(b) Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto. In the event the Internal Revenue Service issues final regulations under Section 409A of the Code prior to the Effective Time of the Merger and such regulations are deemed to result in the imposition of the excise taxes and/or interest penalties under Section 409A of the Code on any of the payments or benefits to be provided under this Agreement, then the parties hereto agree to negotiate in good faith an amendment to this Agreement to avoid such excise taxes and/or interest penalties to the extent possible, provided that the amounts payable to the Executive under Sections 1, 2(a) and 2(d) of this Agreement shall not be delayed beyond the Effective Time of the Merger or reduced in the aggregate.

(c) Withholdings. WBC, Westbank and NewAlliance may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to applicable law or regulation.

(d) Defined Terms. Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

(e) Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8. Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, NewAlliance, WBC and Westbank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

________________________________	____________________________
Name: __________________________	Name: __________________________

ATTEST:	WESTBANK CORPORATION

________________________________	By:________________________________
Name: __________________________	Name: _____________________________
Title: ______________________________

ATTEST:	WESTBANK

________________________________	By:________________________________
Name: __________________________	Name: _____________________________
Title: ______________________________

ATTEST:	NEWALLIANCE BANCSHARES, INC.

_______________________________	By:_______________________________
Name: _________________________	Name: Merrill B. Blanksteen
Title: Executive Vice President and Chief
Financial Officer

EXHIBIT D

FORM OF TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (the “Agreement”) is entered into as of July 18, 2006 by and among _________________ (the “Executive”), Westbank Corporation (“WBC”), a Massachusetts corporation, Westbank, a Massachusetts chartered bank and trust company and a wholly-owned subsidiary of WBC, and NewAlliance Bancshares, Inc. (“NewAlliance”), a Delaware corporation.

RECITALS:

WHEREAS, NewAlliance, NewAlliance Bank, WBC and Westbank are entering into an Agreement and Plan of Merger, dated as of July 18, 2006 (the “Merger Agreement”); and

WHEREAS, Section 7.5.7 of the Merger Agreement provides that NewAlliance, WBC, Westbank and the Executive shall enter into this Agreement, which shall terminate the change of control agreement between WBC, Westbank and the Executive dated December 17, 2003 (the “Change of Control Agreement”) as of the Effective Time of the Merger, and in lieu of any rights and payments under the Change of Control Agreement, the Executive shall be entitled to the rights and payments set forth herein;

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, WBC, Westbank and NewAlliance agree as follows:

1. Actions to be Taken in 2006.

(a) The Executive hereby agrees to take the following actions between the date hereof and December 29, 2006, it being the intention of the parties hereto that all of such actions shall be fully effective and consummated no later than December 29, 2006 (or such other date as may be specified below):

(i) consent, to the extent any such consent is required by the Executive, to the accelerated vesting as of the date the shareholders of WBC approve the Merger Agreement of all unvested restricted stock awards granted to the Executive with respect to the common stock of WBC, provided that any unvested restricted stock awards scheduled to vest prior to such date shall vest on their originally scheduled vesting date;

(ii) accept a lump sum cash payment from WBC or Westbank on December 22, 2006 in the amount of $_______ (with applicable withholding taxes to be subtracted from such amount), representing a partial prepayment of the cash severance the Executive is entitled to under Section 6(b) of the Change of Control Agreement;

(iii) accept on or before December 29, 2006 such prepayment, if any, of the dollar amount specified in Section 2(a) below that may be mutually agreed to by WBC and NewAlliance in order to avoid the potential reduction in payments under Section 2(c) below; and

(iv) cooperate with NewAlliance and WBC and take such other steps as may in good faith be requested of the Executive by NewAlliance in order to avoid the potential reduction in payments under Section 2(c) below.

(b) WBC shall take all steps necessary to accelerate as of the date the shareholders of WBC approve the Merger Agreement the vesting of all of the unvested restricted stock awards granted to the Executive, and WBC or Westbank shall pay to the Executive on December 22, 2006 the amount specified in Section 1(a)(ii) above.

(c) In the event the above actions are taken but are insufficient to avoid the potential reduction in payments under Section 2(c) below, then WBC or Westbank shall prepay to the Executive on or before December 29, 2006 such portion of the dollar amount specified in Section 2(a) below as shall be mutually agreed to by WBC and NewAlliance (which agreement shall not be unreasonably withheld or delayed).

2. Payments to Be Made as of the Effective Time of the Merger.

(a) As of the Effective Time of the Merger, provided the Executive is still employed by WBC immediately prior to such date and provided that the Executive and WBC have taken all of the actions required to be taken pursuant to Section 1 hereof, WBC or Westbank shall pay to the Executive a lump sum cash amount equal to $_________, subject to adjustment as set forth in Section 2(c) below (the “Maximum Amount”), less applicable tax withholdings and less any portion thereof that is prepaid in December 2006 pursuant to Sections 1(a)(iii) and 1(c) above. In consideration of such payment and the other provisions of this Agreement, the Executive, WBC, Westbank and NewAlliance hereby agree that the Change of Control Agreement and the Executive’s employment with WBC shall be terminated without any further action of any of the parties hereto, effective immediately prior to the Effective Time of the Merger, except as set forth in Section 4 hereof. The Executive agrees that the above payment shall be in complete satisfaction of all of his rights to payments or benefits under the Change of Control Agreement, except as set forth in Section 4 hereof.

(b) WBC and the Executive represent and warrant that the information with respect to the Executive contained in Section 4.14.8 of the WBC Disclosure Schedule to the Merger Agreement accurately reflects the Executive’s taxable Form W-2 income for each of the four years ended December 31, 2005 and contains a complete listing of all payments or benefits to the Executive that could be deemed to be a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), based on the assumptions set forth in such schedule.

(c) Each of the parties hereto agrees that if the actions specified in Section 1 above are taken as required, then based on Section 2(b) above the payments and benefits to be provided to the Executive should not trigger any tax reimbursement payments pursuant to Section 13 of the Change of Control Agreement. In the event any of the actions specified in Section 1 above is not taken as required, or if any of the representations in Section 2(b) is not correct, and if such failure results in the Maximum Amount, either alone or together with other payments and benefits which the Executive has the right to receive from NewAlliance, WBC or Westbank, whether pursuant to this Agreement or otherwise, being a “parachute payment” under Section 280G of the Code, then the Maximum Amount payable by WBC or Westbank pursuant to Section 2(a) hereof shall be reduced by the amount which is the minimum necessary to result in no portion of the payment payable by WBC or Westbank under Section 2(a) being non-deductible to WBC, Westbank or NewAlliance (or any successors thereto) pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If any of the payments or benefits to be provided by WBC, Westbank or NewAlliance are subject to the excise tax imposed by Section 4999 of the Code but are not required to be reduced by this Section 2(c), then the indemnity under Section 13 of the Change of Control Agreement (which section remains in full force and effect pursuant to Section 4 of this Agreement) shall be provided to the Executive by NewAlliance; provided, however, that if the amount of the indemnity is known as of the Effective Time of the Merger, then such indemnity shall be provided by either WBC or Westbank at the request of NewAlliance.

(d) As of the Business Day immediately prior to the Effective Date of the Merger, provided the Executive is still employed by WBC immediately prior to such date, WBC or Westbank shall pay to the Executive an additional lump sum cash amount equal to $_________, less applicable tax withholdings, in complete satisfaction of all of the Executive’s rights to payments or benefits under the Executive Supplemental Retirement Plan Agreement between the Executive and Westbank (formerly Park West Bank and Trust Company) dated July 2, 2001 (the “SERP Agreement”). In consideration of such payment, the parties hereto agree that the SERP Agreement shall be terminated without any further action of any of the parties hereto on or before the date of such payment in accordance with the terms of the Merger Agreement.

(e) The parties hereto agree that the payments pursuant to Sections 1(a)(ii) and (iii) above should not trigger any of the excise taxes or interest penalties under Section 409A of the Code based on the current provisions of such section and the proposed regulations issued under Section 409A of the Code. However, in the event the final regulations issued under Section 409A are construed so as to impose the excise tax and interest penalties specified under Section 409A of the Code on any of the payments under Sections 1(a)(ii) or (iii) of this Agreement, then NewAlliance shall provide a tax indemnification to the Executive so that the Executive is in the same after-tax position he would have been in if the excise tax and interest penalties under Section 409A of the Code had not been imposed on such payments; provided, however, that if the amount of the indemnity is known as of the Effective Time of the Merger, then such indemnity shall be provided by either WBC or Westbank at the request of NewAlliance.

3. Payment of Fringe Benefits.

(a) NewAlliance agrees to provide the Executive with continued health, dental, life and disability coverage, pursuant to either the policies currently offered by WBC and Westbank or the policies to be offered by NewAlliance to the Continuing Employees of WBC, until the earlier of thirty (30) calendar months following the Effective Time of the Merger or the Executive’s commencement of full-time employment with a new employer, subject to the terms and conditions of such policies, with the Executive responsible for paying the same share of any premiums, copayments or deductibles as if he was an employee and with the disability and life insurance coverage subject to the maximum coverage limits in the current policies of WBC or Westbank, except as set forth below in this Section 3(a). The health and dental coverage shall include any dependents of the Executive who are covered by WBC or Westbank as of the date of this Agreement and who remain covered by WBC or Westbank as of the Effective Time of the Merger. In the event the Executive’s participation in any such plan is barred, NewAlliance shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have received under such plans from which his continued participation is barred or pay to the Executive a cash amount equal to the amount NewAlliance would have paid for such coverage if the Executive was still an employee. In addition, notwithstanding the foregoing, if the provision of any of the benefits covered by this Section 3(a) would trigger the 20% tax and interest penalties under Section 409A of the Code either due to the nature of such benefit or the length of time it is being provided, then the benefit(s) that would trigger such tax and interest penalties due to the nature of the benefit shall not be provided at all and the benefit(s) that would trigger the tax and interest penalties if provided beyond the “limited period of time” set forth in the regulations under Section 409A shall not be provided beyond such limited period of time (collectively, the “Excluded Benefits”), and in lieu of the Excluded Benefits NewAlliance shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the amount NewAlliance would have paid for such Excluded Benefits in the absence of Section 409A of the Code.

(b) In calculating the value of the benefits to be provided pursuant to Section 3(a) above, the parties agree to assume that the premiums in effect as of August 31, 2006 will increase by 15% per year to cover anticipated premium increases over the 30 month period specified in Section 3(a) above.

4. Releases. Upon payment of the amounts set forth in Section 2(a) hereof (as such amount may be adjusted pursuant to Section 2(c) hereof) and in Section 2(d) hereof, the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge WBC, Westbank and their successors from any obligation under the Change of Control Agreement, except for the provisions of Section 13 of the Change of Control Agreement which shall remain in full force and effect, and under the SERP Agreement. The obligations of NewAlliance to provide benefits pursuant to Section 3 above shall continue for the period specified therein. This Agreement shall not release WBC, Westbank or NewAlliance from any of the following: (a) obligations to pay to the Executive wages earned up to the Effective Time of the Merger; (b) the payment of any of the Executive’s vested benefits, or honoring any of the Executive’s rights, under the WBC Employee Plans, excluding any bonus plans, employment agreement, change of control agreement or other severance agreement or plan, (c) the payment of the Merger Consideration with respect to the Executive’s common stock of WBC or stock options or restricted stock awards with respect to the common stock of WBC, or (d) the obligations of NewAlliance under Section 7.6 of the Merger Agreement.

5. General.

(a) Heirs, Successors and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

(b) Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto. In the event the Internal Revenue Service issues final regulations under Section 409A of the Code prior to the Effective Time of the Merger and such regulations are deemed to result in the imposition of the excise taxes and/or interest penalties under Section 409A of the Code on any of the payments or benefits to be provided under this Agreement, then the parties hereto agree to negotiate in good faith an amendment to this Agreement to avoid such excise taxes and/or interest penalties to the extent possible, provided that the amounts payable to the Executive under Sections 1, 2(a) and 2(d) of this Agreement shall not be delayed beyond the Effective Time of the Merger or reduced in the aggregate.

(c) Withholdings. WBC, Westbank and NewAlliance may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to applicable law or regulation.

(d) Governing Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Connecticut, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

(e) Defined Terms. Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

(f) Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

6. Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, NewAlliance, WBC and Westbank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

________________________________	____________________________
Name: __________________________	Name: __________________________

ATTEST:	WESTBANK CORPORATION

________________________________	By:________________________________
Name: __________________________	Name: _____________________________
Title: ______________________________

ATTEST:	WESTBANK

________________________________	By:________________________________
Name: __________________________	Name: _____________________________
Title: ______________________________

ATTEST:	NEWALLIANCE BANCSHARES, INC.

_______________________________	By:_______________________________
Name: _________________________	Name: Merrill B. Blanksteen
Title: Executive Vice President and Chief
Financial Officer

EXHIBIT E

FORM OF AFFILIATES AGREEMENT

[DATE]

NewAlliance Bancshares, Inc.
195 Church Street
New Haven, Connecticut 06510

Gentlemen:

I have been advised that I might be considered to be an "affiliate" of Westbank, a Massachusetts corporation ("Westbank"), for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

NewAlliance Bancshares, Inc. ("NewAlliance") and Westbank have entered into an Agreement and Plan of Merger, dated as of July 18, 2006 (the "Agreement"). Upon consummation of the merger contemplated by the Agreement (the "Merger"), I may receive shares of common stock of NewAlliance ("NewAlliance Common Stock") in exchange for my shares of common stock, par value $2.00 per share, of Westbank ("Westbank Common Stock"). This agreement is hereinafter referred to as the "Letter Agreement."

I represent and warrant to, and agree with, NewAlliance as follows:

1. I have read this Letter Agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of the NewAlliance Common Stock, to the extent I felt necessary, with my counsel or counsel for Westbank.

2. I have been advised that any issuance of shares of the NewAlliance Common Stock to me pursuant to the Merger will be registered with the SEC. I have also been advised, however, that, because I may be an "affiliate" of Westbank at the time the Merger will be submitted for a vote of the shareholders of Westbank and my disposition of such shares has not been registered under the Securities Act of 1933 (the "Securities Act"), I must hold such shares indefinitely unless (i) such disposition of such shares is subject to an effective registration statement and to the availability of a prospectus under the Securities Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145(d) under the Securities Act, (iii) a sale of such shares is made following expiration of the restrictive period set forth in Rule 145(d)(2) or (3) or (iv) in an opinion of counsel, in form and substance reasonably satisfactory to NewAlliance, I am advised that some other exemption from registration is available with respect to any such proposed disposition of such shares.

3. I understand and agree that stop transfer instructions will be given to the transfer agent of NewAlliance with respect to the shares of NewAlliance Common Stock I receive pursuant to the

Merger and that there will be placed on the certificate representing such shares, or any certificates delivered in substitution therefor, a legend stating in substance:

The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act applies. The shares represented by this certificate may be transferred only in accordance with the terms of an agreement between the registered holder hereof and NewAlliance, a copy of which agreement is on file at the principal offices of NewAlliance. A copy of such agreement shall be provided to the holder hereof without charge upon receipt by NewAlliance of a written request.

4. Unless a transfer of my shares of the NewAlliance Common Stock is a sale made in conformity with the provisions of Rule 145(d), made following expiration of the restrictive period set forth in Rule 145(d) or made pursuant to any effective registration statement under the Securities Act, NewAlliance reserves the right to put an appropriate legend on the certificate issued to my transferee.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth above shall be lifted forthwith upon the delivery by the undersigned to NewAlliance of a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to NewAlliance, or other evidence reasonably satisfactory to NewAlliance, to the effect that a transfer of my shares of the NewAlliance Common Stock will not violate the Securities Act or any of the rules and regulations of the SEC thereunder. In addition, it is understood and agreed that at my request the legend set forth in Paragraph 3 above shall be removed forthwith from the certificate or certificates representing my shares of the NewAlliance Common Stock upon expiration of the restrictive period set forth in Rule 145(d)(2), so long as NewAlliance is then in compliance with SEC Rule 144(c), or if NewAlliance shall have received a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to NewAlliance, or other evidence satisfactory to NewAlliance that a transfer of my shares of the NewAlliance Common Stock represented by such certificate or certificates will be a sale made in conformity with the provisions of Rule 145(d), or made pursuant to an effective registration statement under the Securities Act.

5. I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse's occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

6. Execution of this Letter Agreement should not be construed as an admission on my part that I am an "affiliate" of Westbank as described in the first paragraph of this Letter Agreement or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this Letter Agreement.

* * * * *

This Letter Agreement shall be binding on my heirs, legal representatives and successors and shall inure to the benefit of NewAlliance's successors and assigns.

Very truly yours,

[Signature]

ANNEX I

Shareholder Agreement

___________________________________
[Name]

Name of Shareholder	Shares of Westbank Common Stock Beneficially Owned (exclusive of unexercised stock options)	Options on Westbank Common Stock